EXHIBIT 2.1

SHARE SALE AND PURCHASE AGREEMENT

among

PRINCE ACQUISITION CORP.

J2 GLOBAL COMMUNICATIONS, INC.
(solely for purposes of Section 6.16)

THE SHAREHOLDERS

LISTED ON THE SIGNATURE PAGES HERETO

and

PROTUS IP SOLUTIONS INC.

Dated as of December 3, 2010

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- ii -

- iii -

- iv -

THIS SHARE SALE AND PURCHASE AGREEMENT, dated as of December 3, 2010, is entered into by and among Prince Acquisition Corp., a Canadian corporation (the “Buyer”), j2 Global Communications, Inc., a Delaware corporation (solely for purposes of Section 6.16) (the “Parent”), the shareholders listed on the signature pages hereto (each, a “Seller” and, collectively, the “Sellers”) and Protus IP Solutions Inc., a Canadian corporation (the “Company”).  The Buyer, the Company and the Sellers are sometimes referred to herein, collectively, as the “Parties” and each, a “Party.”

W I T N E S S E T H:

WHEREAS, as of the date hereof, each of the Sellers (other than Reorganization Parties) and the Holdcos owns the issued and outstanding shares in the capital of the Company set forth opposite its name on Schedule A-1, which represent an aggregate of approximately 98.02% of the issued and outstanding shares in the capital of the Company, and each of the Minority Shareholders own a certain number of the remaining issued and outstanding shares in the capital of the Company set forth opposite its name on Schedule A-2 and as more particularly set forth in the Minority Purchase Agreements (with respect to each such Seller or Minority Shareholder, as the case may be, its “Company Shares” and, collectively, the “Transferred Shares”);

WHEREAS, each of the Reorganization Parties owns the issued and outstanding shares in the capital of the applicable Holdco set forth opposite its name on Schedule A-3, which represent an aggregate of 100% of the issued and outstanding shares in the capital of the applicable Holdco;

WHEREAS, the Company, directly and through its wholly owned subsidiary, Protus IP Solutions (Europe) Limited, an Irish corporation (the “Subsidiary”), is engaged throughout the world in the business of providing internet-based fax services, enhanced voice and fax services and email marketing services, including the businesses operating under the brand names MyFax, My1Voice and Campaigner (collectively, the “Business”); and

WHEREAS, (a) each of the Sellers (other than Reorganization Parties) desires to sell to the Buyer, and the Buyer desires to purchase from each such Seller, on the terms and conditions set forth herein, and from each of the Minority Shareholders on the terms and conditions in the Minority Purchase Agreements, their respective Company Shares, and (b) each of the Reorganization Parties desires to sell to the Buyer, and the Buyer desires to purchase from each such Reorganization Party, on the terms and conditions set forth herein, its Holdco Shares, such that the Buyer will purchase (directly or indirectly) in the aggregate all of the shares in the capital of the Company issued and outstanding on the Closing Date, as more particularly set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“2010 Employee Bonuses” means the annual Employee bonuses for the 2010 fiscal year determined in accordance with such Employee’s employment Contract and the Transferred Companies’ policies and practices in effect as of the Closing Date, as shown for each Employee in Section 4.10(i) of the Disclosure Schedule.

“Acquisition Related Expenses” means (a) the Closing Bonuses (but not the 2010 Employee Bonuses, which are the subject of Section 6.15(b)), (b) 50% of the estimated Working Capital Fees, (c) estimated Reorganization Costs, (d) the maximum Option Retirement Amount, and (e) any amounts payable by the Company to investment bankers or contractors as a result of the occurrence of the Closing and any fees incurred by the Company to professional, legal, tax or other advisors in connection with the transactions contemplated herein (other than PWC Fees, which are the subject of Section 6.11(b)), in each case through the Closing Date.

“Accounts Receivable” means all accounts receivable of the Transferred Companies, including trade receivables, notes receivable or other receivables, unpaid invoices or credit card charges, as determined in accordance with Canadian GAAP and applying consistent principles, practices, methodologies and policies as those set forth in the Audited Financial Statements.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means (a) ownership of more than 50% of voting securities of such Person, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Aged Receivables” means all Accounts Receivable from customers that have been outstanding more than 90 days as of the Closing Date.

“Aggregate Indemnity Threshold” means (a) in the case of the Company Representations other than the Company Representations in Sections 4.7 (Financial Statements), 4.13 (Intellectual Property) and 4.29 (Disclosure), $375,000 Canadian Dollars, and (ii) in the case of the Company Representations in each of (i) Section 4.7 (Financial Statements), (ii) Section 4.13 (Intellectual Property) and (iii) Section 4.29 (Disclosure), $400,000 Canadian Dollars.

 “Aggregate Indemnity Cap” means $18 Million Canadian Dollars.

“Agreement” means this Share Sale and Purchase Agreement, including all Annexes, Schedules and Exhibits attached hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” means, collectively, the Escrow Agreement, the Employment Agreements, the Noncompetition Agreements and the Mutual Release.

“Escrow Fees” means an aggregate amount of $39,300 Canadian Dollars, comprising (a) a one-time fee of $2,500 plus (b) annual fees of the Escrow Agent over the term of the Escrow Agreement in an aggregate amount of $36,800 Canadian Dollars.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001).

“Audited Financial Statements” has the meaning set forth in Section 4.7(a).

“Base Working Capital” means $3 Million Canadian Dollars.

“Basket” means $100,000 Canadian Dollars.

“Books and Records” means all books, records, ledgers, files, reports, plans, manuals and other materials (in any form or medium) in the possession of, or maintained for, the Transferred Companies, including employee and employment records.

“Break Fee” has the meaning set forth in Section 9.2.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Ontario, New York or California are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Canadian GAAP” means, at any relevant time, the generally accepted accounting principles in Canada, including those set out in the Handbook of the Canadian Institute of Chartered Accountants, in force at such time.

“Cash Distribution” has the meaning set forth in Section 6.14.

“Chosen Courts” has the meaning set forth in Section 10.10.

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Closing” means the closing of the purchase and sale that is the subject of this Agreement.

“Closing Adjustment Amount” has the meaning set forth in Section 2.4(e).

“Closing Bonuses” means special bonuses offered by the Company to selected Employees in connection with the transactions contemplated herein and payable upon Closing.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Date Working Capital” means the Working Capital of the Transferred Companies derived from the Closing Date Working Capital Statement.

“Closing Date Working Capital Statement” means a statement of the Working Capital of the Company and the Subsidiary as of the Closing, prepared, or caused to be prepared, by the Buyer and, in the event of an Objection, as adjusted by either the agreement of the Buyer and the Sellers’ Representative or by the CPA/CA Firm in accordance with Section 2.4.

“Closing Time” means the time on the Closing Date when the Purchase Price is received by LaBarge Weinstein pursuant to Section 2.2 hereof.

“Company” has the meaning set forth in the Preamble.

“Company Representations” has the meaning set forth in Section 8.2(b).

“Company Shares” has the meaning set forth in the Recitals.

“Compensation Plans” has the meaning set forth in Section 4.10(a).

“Confidentiality Agreements” means the (i) confidentiality agreement, dated September 3, 2010, between the Buyer and the Company (ii) the undertaking provided by Sullivan & Cromwell LLP, dated September 9, 2010, and (iii) the letter agreement, dated November 9, 2010, entered into between the Company and the Buyer, together with associated confidentiality agreements entered into with certain of the Buyer’s Representatives.

“Contracts” means all contracts, agreements, leases and subleases, purchase orders, arrangements, commitments and licenses (other than this Agreement and the Ancillary Agreements) to which any Transferred Company is a party or to which any of its properties or assets are subject, whether written or oral.

“Copyrights” has the meaning set forth in the “Intellectual Property” definition.

“CPA/CA Firm” means Deloitte & Touche LLP or such other accounting firm as is otherwise mutually agreed to by the Buyer and the Sellers’ Representative.

“Current Assets” means Accounts Receivable (less the Aged Receivables), inventories, prepaid expenses, deposits, financial instruments marked to market value, the amount of the Transferred Companies’ cash and cash equivalents balances, and any other items considered current assets under Canadian GAAP, each as determined in accordance with Canadian GAAP and applying consistent principles, practices, methodologies and policies as those set forth in the Audited Financial Statements, but, for the purposes of this Agreement,

(a) including Tax Receivables (excluding any future income tax assets), and, for the avoidance of doubt, cash set aside in respect of Acquisition Related Expenses pursuant to Section 6.14, including any cash delivered to LaBarge Weinstein (but excluding the amount of such cash set aside pursuant to Section 6.14 or delivered to LaBarge Weinstein for payment of Working Capital Fees) and cash set aside in respect of 2010 Employee Bonuses pursuant to Section 6.15(b) and (b) excluding amounts related to lease inducements.

“Current Liabilities” means account payables, trade and other payables and accrued charges, and any other items considered current liabilities under Canadian GAAP, each as determined in accordance with Canadian GAAP and applying consistent principles, practices, methodologies and policies as those set forth in the Audited Financial Statements, but, for the purposes of this Agreement, (a) including Lease Obligations, Deferred Revenues, Tax Payables (excluding any future income tax liabilities), 2010 Employee Bonuses and Acquisition Related Expenses to the extent not yet paid pursuant to Section 6.14 and (b) excluding amounts related to the Mutual Litigation, the Existing TCPA Claims and lease inducements.

“Deferred Revenues” means the obligation of the Company to perform services for customers following the Closing, for which the Company has received payment in respect of such services prior to the Closing, which for the purposes of its inclusion in the Current Liabilities hereunder, shall be fixed at 25% of the deferred revenue balance shown on the Estimated or Closing Working Capital Statement, as the case may be.

“De Minimis” means $3,000 Canadian Dollars.

“De Minimis Basket” means $60,000 Canadian Dollars.

“Direct Claim” has the meaning set forth in Section 8.5(a).

“Direct Claim Notice” has the meaning set forth in Section 8.5(a).

“Disclosure Schedule” means the disclosure schedule delivered by the Company to the Buyer concurrently with the execution and delivery of this Agreement, a copy of which is attached hereto and incorporated herein by reference.

“Employees” means the current employees (including officers) of the Transferred Companies.

“Employment Agreements” means the employment agreements or consulting agreements, each in a form reasonably satisfactory to the Buyer and such Key Employee, to be entered into between the Company and each of the Key Employees.

“Encumbrance” means any lien, pledge, charge, claim, encumbrance, security interest, option, mortgage, easement or other restriction or third-party right of any kind, including any right of first refusal or restriction on voting.

“Environmental Law” means any Law, Governmental Authorization or requirement of any Government Entity relating to (a) the protection of the environment (including air, surface water, ground water, drinking water supply and surface or subsurface land or structures) or human health and safety, (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of, any Hazardous Substance or waste material or (c) noise or odor.

“Escrow Agent” means Royal Trust Corporation of Canada, or such other escrow agent designated prior to the Closing by the mutual agreement of the Buyer and the Sellers’ Representative.

“Escrow Agreement” means the Escrow Agreement substantially in the form attached to this Agreement as Exhibit 1.1(a).

“Escrow Amount” has the meaning set forth in Section 2.8.

“Estimated Working Capital” means the Working Capital of the Transferred Companies derived from the Estimated Working Capital Statement.

“Estimated Working Capital Statement” means the estimated statement of the Working Capital of the Company and the Subsidiary as of the Closing, prepared, or caused to be prepared, by the Company in accordance with Section 2.3.

“Existing TCPA Claims” means the claims listed in Section 8.2(c) of the Disclosure Schedule (which, for greater certainty, will exclude any TCPA claims included in the Mutual Litigation, all such claims being required to be dismissed with prejudice by the Buyer and the Company immediately after Closing).

“Family Trust” means (a) with respect to Joseph Abdul-Nour, The Joseph Abdul-Nour Family Trust, and (b) with respect to Simon Nehme, The Simon Nehme Family Trust.

“Final Determination” has the meaning set forth in Section 8.9.

“First Party” has the meaning set forth in Section 6.8.

“Founder” means each of Joseph Abdul-Nour and Simon Nehme.

“Fully Diluted Per-Share Price” means, solely for purposes of determining the Option Retirement Amount, $7.1175, being an amount equal to (a) $213 Million Canadian Dollars, divided by (b) 29,926,250, being the sum of the aggregate number of issued and outstanding common shares in the capital of the Company after giving effect to the conversion of all preferred shares in the capital of the Company to common shares on a one-for-one basis immediately prior to Closing plus the common shares issuable on the exercise of all vested options to purchase shares in the capital of the Company issued pursuant to the Option Plan.

“Governmental Authorization” means any approval, franchise, certificate of authority, qualification, order, consent, judgment, decree, license, permit, waiver or other authorization of any Transferred Company issued, granted, given or otherwise made by or under the authority of any Government Entity or pursuant to applicable Law.

“Government Entity” means any foreign, national, state, provincial, regional, local, municipal, county or governmental, quasi-governmental, administrative, judicial, regulatory or self-regulatory authority, body, agency, court, tribunal, commission or other similar entity (including any branch, department, section or official thereof) with competent jurisdiction.

“Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous, toxic or otherwise regulated under applicable Laws or by a Government Entity, including petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls, lead-containing products and mold.

“Historical Financial Statements” has the meaning set forth in Section 4.7(a).

“Holdco” means (a) with respect to Joseph Abdul-Nour and his Family Trust, 7705255 Canada Inc., and (b) with respect to Simon Nehme and his Family Trust, 7705298 Canada Inc.

“Holdco Shares” means, with respect to each Reorganization Party, all of the shares in the capital of the Holdco set forth opposite the name of such Reorganization Party on Schedule A-3.

“Indebtedness” means (a) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable shares or other equity interests or securities convertible into shares or other equity interests; (b) all liabilities for the deferred purchase price of property; (c) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under Canadian GAAP as capital leases; and (d) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (a), (b) or (c) above, to the extent of the obligation secured, and all liabilities as obligor, guarantor or otherwise, to the extent of the obligation secured.

“Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Individual Representations” means the several representations and warranties made by each Seller in respect of that Seller pursuant to Article III hereof.

“Initial Cash Amount” has the meaning set forth in Section 2.2.

“Intellectual Property” means proprietary and intellectual property rights in (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (b) all patents and registrations and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (c) trade secrets, confidential information and know-how, including inventions and discoveries, whether patentable or not, processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists that are not generally known to, and not readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use (collectively, “Trade Secrets”); (d) published and unpublished works of authorship to the extent they qualify for copyright or other similar protection, including mask rights and computer software, and databases and other compilations of information, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (e) any other legally recognized intellectual property or proprietary rights.

“IP Contracts” means all Contracts relating to Intellectual Property to which any Transferred Company is a party or to which any of its properties or assets are subject, including Contracts granting any Transferred Company rights to use the Intellectual Property of other Persons, non-assertion agreements, settlement agreements, agreements granting any rights in or to any Transferred Intellectual Property, Trademark coexistence agreements and Trademark consent agreements.

“IT Assets” means any Transferred Company’s computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment and all associated documentation.

“Key Employees” means (a) in respect of the obligation to deliver Non-Competition Agreements at Closing, each of Joseph Abdul-Nour and Simon Nehme, and (b) in respect of the obligation to deliver Employment Agreements at Closing, each of Joseph Abdul-Nour, Simon Nehme and Steve Adams.

“Knowledge” or any similar phrase, with respect to a Person, shall mean the actual knowledge of fact or other matter by such Person and after conducting a reasonably diligent investigation.

“LaBarge Weinstein” means LaBarge Weinstein Professional Corporation, in its capacity as nominee of the Sellers’ Representative.

“Law” means any law, constitution, code, statute, ordinance, rule, standard, requirement, regulation, order, judgment, injunction, decree, arbitration award, administrative ruling, agency requirement, license or permit of any Government Entity.

“Lease Obligations” means the current and long term positions of indebtedness of approximately $411,318 Canadian Dollars in respect of uncovered lease obligations of the Company.

“Leased Personal Property” means all the personal tangible property that is the subject of those leases and subleases governing personal tangible property used or leased by any Transferred Company.

“Leased Real Property” means all leased premises that are the subject of those leases and subleases governing real property used or leased by any Transferred Company, as listed in Section 1.1(b) of the Disclosure Schedule.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising and whether or not the same would be required by Canadian GAAP to be reflected in financial statements or disclosed in the notes thereto.

“LIBOR” means the three-month London Interbank Offered Rate with respect to deposits in U.S. Dollars which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the second business day in London immediately preceding the Closing Date.

“Longer Surviving Representations” has the meaning set forth in Section 8.1.

“Losses” has the meaning set forth in Section 8.2(a).

“Material Adverse Effect” means any change or effect that individually or taken together with a series of related changes or effects is materially adverse to the business, assets, financial condition or results of operations of the Company and the Subsidiary, taken as a whole, except for (a) any and all changes in general economic or political conditions, (b) any and all matters affecting companies in the same or similar industries as the Company or the Subsidiary, and (c) any adverse effect resulting from the execution of this Agreement or the public announcement of the transactions contemplated hereby; provided, however, that, in the case of clauses (a) and (b), such changes or effects thereof are only exceptions to the extent they do not have a materially disproportionate effect on the Company or the Subsidiary as compared with other similar companies.

“Material Contracts” has the meaning set forth in Section 4.15(a).

“Minority Shareholders” means the holders of shares in the capital of the Company other than the Sellers, and “Minority Shareholder” means any one of them.

“Minority Purchase Agreements” means the agreements substantially in the form attached to this Agreement as Exhibit 1.1(b), pursuant to which the Buyer shall purchase the shares in the capital of the Company held by each of the Minority Shareholders, entered into between the Buyer and each of the Minority Shareholders as soon as practicable following the Closing.

“Most Recent Balance Sheet” means the unaudited consolidated balance sheet of the Company and the Subsidiary as of September 30, 2010.

“Most Recent Financial Statements” has the meaning set forth in Section 4.7(a).

“Mutual Litigation” means all actions, claims, complaints, counterclaims, patent oppositions, trade-mark oppositions or proceedings between, and all matters, events and conditions arising prior to Closing which could serve as the basis for actions, claims, complaints, counterclaims, patent oppositions, trade-mark oppositions or proceedings between, the Company, its Representatives and the Parent and/or Catch Curve Inc. and all other legal matters identified on Schedule B, including the Packetel Litigation.

“Mutual Litigation Documents” means any Document relating to the Mutual Litigation (except the Exempt Trademark Litigation), Intellectual Property owned or controlled by the Parent or any of its Affiliates (except the Exempt Trademark Litigation), or the TCPA (except the Existing TCPA Claims), that is in the possession, power or control of: (a) any legal counsel employed or retained by, or on behalf of, Protus or the Subsidiary; (b) any patent agent, trademark agent or advisor retained by, or on behalf of, Protus or the Subsidiary; (c) any expert or consultant retained by, or on behalf of, Protus or the Subsidiary; (d) Protus, the Subsidiary, or any of their former or present Representatives that (i) is subject of attorney client-privilege, work product immunity, solicitor-client privilege, litigation privilege, common interest privilege, a joint defense agreement, an express undertaking, the implied undertaking rule, or any other similar privilege or immunity or (ii) was prepared, created or produced at the request of any legal counsel or paralegal employed or retained by, or on behalf of, Protus or the Subsidiary; or (e) any other person, that is subject of attorney client-privilege, work product immunity, solicitor-client privilege, litigation privilege, common interest privilege, a joint defense agreement, an express undertaking, the implied undertaking rule or any other similar privilege or immunity.  For the purpose of this definition: (i) “Document” includes in any form or medium, all letters, e-mail, facsimiles, inter-office communications, correspondence, memoranda, opinions, reports, analyses, search results, files, contracts, agreements, lists, summaries, records, instructions, specifications, legal research, notes, notebooks, worksheets, spreadsheets, diagrams, photographs, photocopies, charts, graphs, descriptions, drawings, sketches, prior art, minutes, recordings, transcripts, affidavits, declarations, court documents, witness statements, invoices, written memorials of oral communications, computer printouts or drafts of any of the foregoing; and (ii) “Exempt Trademark Litigation” means the following Mutual Non-U.S. Litigation listed in Schedule B:  (A) Opposition in the Canadian Trade-marks Office by Protus IP Solutions Inc. to application no. 1,408,310 to register the trade-mark eVoice Receptionist filed by j2 Global Holdings Limited; (B) Opposition in the Canadian Trade-marks Office by Protus IP Solutions Inc. to application no. 1,408,315 to register the trade-mark eVoice Logo filed by j2 Global Holdings Limited; (C) Opposition in the Canadian Trade-marks Office by Protus IP Solutions Inc. to application no. 1,408,314 to register the trade-mark eVoice Receptionist Logo filed by j2 Global Holdings Limited; (D) Opposition in the Canadian Trade-marks Office by Protus IP Solutions Inc. to application no. 1,408,312 to register the trade-mark eVoice filed by J2 Global Holdings Limited; (E) Opposition in the Australian Trade-marks Office by j2 Global Communications Inc. to application no. 1,125,621 to register the trade-mark MYFAX filed by Protus IP Solutions Inc.; (F) Opposition in the Australian Trade-marks Office by j2 Global Communications Inc. to application no. 1,127,419 to register the trade-mark MYFAX & Design filed by Protus IP Solutions Inc.; (G) Invalidity action filed by Protus IP Solutions Inc. to CTM Registration 4431251 eFAX; (H) Invalidity action filed by j2 Global Communications Inc. against CTM Reg. No. 5167648 MYFAX logo in Class 38 in the name of Protus IP Solutions Inc.; (I) Invalidity action filed by J2 Global Communications, Inc. against CTM Reg No 5167739 MYFAX in Class 38 in the name of Protus IP Solutions Inc.; and (J) UK Trade Mark Registration No 1465992 EFAX in the name of efax.com Inc. and Application No. 83260 for Revocation thereof by Protus IP Solutions Inc.

“Mutual Release” means the Mutual Release in the form attached to this Agreement as Exhibit 1.1(c).

“Newco” means (a) with respect to Joseph Abdul-Nour, 7705239 Canada Inc., and (b) with respect to Simon Nehme, 7705271 Canada Inc., each being a newly formed holding company, all of the shares in the capital of which are owned by such Founder and/or his Family Trust.

“Noncompetition Agreements” means the noncompetition agreements to be entered into between the Company and/or the Buyer or the Parent with the applicable Key Employees, substantially in the form(s) attached to this Agreement as Exhibit 1.1(d).

“Non-Soliciting Sellers” has the meaning set forth in Section 6.17.

“Notice Period” has the meaning set forth in Section 8.4(b).

“Objection” has the meaning set forth in Section 2.4(b).

“Option Holder” means any Employee, director or consultant of any Transferred Company, or any other authorized participant under the Option Plan, that is a holder of options to purchase shares in the capital of the Company issued pursuant to the Option Plan as of Closing.

“Option Plan” means the Protus IP Solutions Inc. 2001 Amended and Restated Stock Option Plan.

“Option Retirement Amount” means the aggregate amount of payments required to retire all outstanding options to purchase shares in the capital of the Company issued pursuant to the Option Plan in accordance with Section 6.15(c), irrespective of whether such options are cancelled or exercised.

“Ordinary Course” means the conduct of the relevant business in accordance with the normal day-to-day customs, practices and procedures of the relevant Person.

“Organizational Documents” has the meaning set forth in Section 3.4.

“Other Party” has the meaning set forth in Section 6.8.

“Packetel Litigation” means the suit brought by the Parent in the United States District Court, Central District of California, as Case Number 2:09-cv-03240-DDP-AJW, in which Packetel, Inc. is the defendant, alleging infringement by Packetel, Inc. of U.S. Patent No. 6,208,638, such patent having been assigned to the Parent.

“Parent” has the meaning set forth in the Preamble.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the “Intellectual Property” definition.

“Permitted Encumbrances” means (a) Encumbrances specifically reflected on the Most Recent Balance Sheet, (b) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’ or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course and which would not impair the operation of the Business and that are not, individually or in the aggregate, material in amount or effect thereon, (c) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, in each case in an amount that is reflected in the Most Recent Balance Sheet, (d) with respect to real property, (i) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, that are not violated by and do not impair the current use or occupancy of the property or the operation of the Business, (ii) any conditions that may be shown by a current survey or physical inspection that are not violated by and do not impair the current use or occupancy of the property or the operation of the Business and (iii) zoning, building, subdivision or other similar requirements or restrictions that are not violated by and do not impair the current use or occupancy of the property or the operation of the Business, (e) Encumbrances incurred in the Ordinary Course since the date of the Most Recent Balance Sheet and that are not, individually or in the aggregate, material in amount or effect on the Business, and (f) those Encumbrances listed in Section 4.18 of the Disclosure Schedule.

“Per-Share Price” means, solely for purposes of determining the Option Retirement Amount, $7.6323, being an amount equal to (a) $213 Million Canadian Dollars, divided by (b) 27,907,580, being the aggregate number of issued and outstanding common shares in the capital of the Company after giving effect to the conversion of all preferred shares in the capital of the Company to common shares on a one-for-one basis immediately prior to Closing.

“Person” means an individual, an association, a corporation, a partnership, a limited liability company, a trust, a Government Entity or other entity or organization.

“Pre-Closing Adjustment Amount” has the meaning set forth in Section 2.3(b).

“Proportionate Amount” has the meaning set forth in Section 8.2(b).

“Purchase Price” has the meaning set forth in Section 2.2.

“PWC” has the meaning set forth in Section 6.11(b).

“PWC Fees” has the meaning set forth in Section 6.11(b).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Government Entity or domain name registrar.

“Reorganization” means (a)  the formation by each Founder of the applicable Newco and Holdco prior to Closing, and (b) the transfer by each Founder and his Family Trust of their respective Company Shares to the applicable Holdco prior to Closing, in the manner generally described in Schedule C and as agreed by the Parties pursuant to Section 2.10.

“Reorganization Costs” has the meaning set forth in Section 2.10.

“Reorganization Parties” means each of the Founders and their respective Family Trusts and Newcos.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, advisors and the Representatives of such Person’s agents and advisors.

“Required Disclosure” has the meaning set forth in Section 10.7.

“Reseller Contracts” means Contracts with resellers, sales affiliates, referral “partners” and integration “partners” entered into in the Ordinary Course pursuant to which such Persons may have received a non-exclusive right to resell or redistribute services based on the Transferred Intellectual Property where such non-exclusive right is non-transferable and terminates upon termination of the underlying relationship with such reseller, sales affiliate, referral or integration partner.

“Review Period” has the meaning set forth in Section 2.4(b).

“Securities Laws” means the Securities Act (Ontario) and all other applicable Canadian provincial and territorial and United States federal and state “blue sky” securities laws, and the rules and regulations thereunder, as they may be promulgated or amended from time to time.

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3(a).

“Sellers’ Representative” has the meaning set forth in Section 10.11(a).

“Shareholders Agreement” means the Second Amended and Restated Shareholders Agreement of the Company dated March 4, 2003, as amended.

“Subsidiary” has the meaning set forth in the Recitals.

“Tax” or “Taxes” means (a) all taxes, charges, fees, levies or other governmental assessments, however denominated and whether imposed by a taxing authority within or without the United States, Canada or the Republic of Ireland, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, harmonized sales, capital, transfer, franchise, profits, license, withholding, payroll, social insurance, employment, employer health, excise, premium, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or other governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Closing Date and (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of any Transferred Company being a member of an affiliated, consolidated or combined group with any corporation at any time prior to the Closing or being a party to any Tax sharing agreement entered into prior to the Closing.

“Tax Payables” means any liabilities for Taxes which have accrued and are due and payable as of the Closing Date (assuming the filing of applicable Tax Returns prior to, on or following the Closing Date).

“Tax Receivables” means any Tax refunds from any Government Entity or investment tax credits, including input taxes receivable, sales taxes receivable, scientific research and experimental development (SRED) credits, and income tax refunds or overpayments, which have accrued and are due and receivable as of the Closing Date (assuming the filing of applicable Tax Returns prior to, on or following the Closing Date).

“Tax Returns” means, collectively, all returns, declarations, reports, information returns and statements required to be filed with any Government Entity under federal, state, provincial, local or any foreign Laws relating to Taxes.

“TCPA” means the United States Telephone Consumer Protection Act of 1991 and the rules and regulations thereunder.

“Third-Party Claim” has the meaning set forth in Section 8.4(a).

“Third-Party Claim Notice” has the meaning set forth in Section 8.4(a).

“Top Customers” has the meaning set forth in Section 4.24(a).

“Top Suppliers” has the meaning set forth in Section 4.24(b).

“Trademarks” has the meaning set forth in the “Intellectual Property” definition.

“Trade Secrets” has the meaning set forth in the “Intellectual Property” definition.

“Transfer Taxes” has the meaning set forth in Section 6.4(c).

“Transferred Intellectual Property” means all Registered and unregistered Intellectual Property owned by the Transferred Companies.

“Transferred Shares” has the meaning set forth in the Recitals.

“Transferred Companies” means the Company and the Subsidiary and “Transferred Company” means any of the Company or the Subsidiary.

“Uncapped Losses” means Losses relating to, arising out of or resulting from (a) with respect to the Sellers, breach by the Company of the representations and warranties in Section 4.22(b) (Absence of Indebtedness) (it being understood that Losses resulting from a breach of the representations and warranties in Section 4.22(b) are to borne by the Sellers in their respective Proportionate Amounts) or breach by the Company of its covenants contained in Section 6.14, (b) with respect to any Seller, breach by such Seller of its Individual Representations, breach by such Seller of the representations and warranties in Section 4.22(b) (Absence of Indebtedness), breach by such Seller of its covenants in Section 6.14 or breach by such Seller of the provisions of the Mutual Release, and (c) with respect to the Buyer, breach by the Buyer and/or the Parent (and/or, in the case of Section 6.15, the Company, but only to the extent the Company’s obligations arise after the Closing) of the covenants contained in Sections 6.4(d), 6.14, 6.15, and 6.16 (but only to the extent the applicable underlying obligation is uncapped) or breach of the provisions of the Mutual Release.

“U.S. Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act, as amended, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“U.S. GAAP” means U.S. generally accepted accounting principles.

“Willful Misconduct” has the meaning set forth in Section 8.12.

“Working Capital” means the amount equal to the Current Assets minus Current Liabilities determined in accordance with Canadian GAAP and applying consistent principles, practices, methodologies and policies as those set forth in the Audited Financial Statements (except as otherwise required by the definitions of Current Assets and Current Liabilities hereunder), and in the same manner as the representative sample calculation for the period ended August 31, 2010 attached hereto as Schedule D, which shall indicate the approach and related assumptions intended to be relied upon by the Parties and, as necessary, the CPA/CA Firm in preparing, reviewing and finalizing the Estimated Working Capital Statement and the Closing Working Capital Statement.

“Working Capital Fees” has the meaning set forth in Section 2.4(c).

Section 1.2 Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3 Other Definitional Provisions.  Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) references herein to a specific Section, Subsection, Annex, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Annexes, Schedules or Exhibits of this Agreement;

(d) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and

(e) references herein to any gender include each other gender.

ARTICLE II

PURCHASE AND SALE OF THE COMPANY

Section 2.1 Purchase and Sale.  On the terms and subject to the conditions set forth herein, at the Closing, (a) each of the Sellers (other than the Reorganization Parties) shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase from each such Seller, its Company Shares and (b) each of the Reorganization Parties shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase from each such Reorganization Party, its Holdco Shares, in each case free and clear of all Encumbrances.

Section 2.2 Purchase Price.  On the terms and subject to the conditions set forth herein, in consideration of the sale of the Company Shares and the Holdco Shares, at the Closing, the Buyer shall pay to LaBarge Weinstein, as nominee of the Sellers’ Representative, in full satisfaction of the Buyer’s payment obligation under this Section 2.2, an aggregate amount in cash equal to the U.S. Dollar equivalent of $208,790,767 Canadian Dollars (the “Initial Cash Amount”), payable in Canadian dollars in accordance with Section 2.6(a) and as adjusted in accordance with Section 2.3(b) (the “Purchase Price”), such that the aggregate purchase price payable by the Buyer (a) to the Sellers under this Section 2.2 and (b) to the Minority Shareholders under the Minority Purchase Agreements, shall be $213 Million Canadian Dollars, as adjusted in accordance with Section 2.3(b).  The Purchase Price shall be subject to further adjustment to the extent of the Closing Adjustment Amount, if any, as provided in Section 2.4(e).

Section 2.3 Pre-Closing Working Capital Adjustment.  (a)  No later than the second Business Day prior to the Parties’ good faith estimate of the Closing Date, the Company shall prepare, or cause to be prepared, the Estimated Working Capital Statement, which shall set forth the Company’s good faith estimate of Working Capital, including the Current Assets and the Current Liabilities, of the Transferred Companies as of the Closing (based on the definitions, approach and related assumptions agreed to by the Parties herein and in the form of the example provided in Schedule D).  Upon completion of the Estimated Working Capital Statement, the Company shall deliver the Estimated Working Capital Statement to the Buyer.

(b) The Initial Cash Amount shall be adjusted by an amount (the “Pre-Closing Adjustment Amount”) equal to the Base Working Capital less the Estimated Working Capital and expressed as a positive, if positive, or as a negative, if negative.  If (x) the Pre-Closing Adjustment Amount is a positive number, then the Initial Cash Amount shall be decreased, and (y) if the Pre-Closing Adjustment Amount is a negative number, then the Initial Cash Amount shall be increased, in each case by the Pre-Closing Adjustment Amount and the resulting amount shall be the Purchase Price, including for purposes of the payment obligation of the Buyer under Section 2.6(a).  If the Pre-Closing Adjustment Amount is equal to zero, then no adjustment shall be made and the Initial Cash Amount shall be the Purchase Price.

Section 2.4 Closing Working Capital Adjustment.  (a) As soon as practicable, but in no event more than 45 days, following the Closing, the Buyer shall prepare, or cause to be prepared, the Closing Date Working Capital Statement, which shall set forth the Working Capital, including the Current Assets and the Current Liabilities, of the Transferred Companies as of the Closing (based on the definitions, approach and related assumptions agreed to by the Parties herein and in the form of the example provided in Schedule D).  In preparing the Closing Date Working Capital Statement, the Buyer shall utilize the Tax Payable and Tax Receivable calculations prepared by PWC and delivered to Buyer within such 45-day period.  Upon completion of the Closing Date Working Capital Statement, the Buyer shall deliver the Closing Date Working Capital Statement to PWC, with a copy to the Sellers’ Representative, and the Buyer and the Sellers’ Representative shall cause PWC to audit the Closing Date Working Capital Statement (based on the definitions, approach and related assumptions agreed to by the Parties herein and in the form of the example provided in Schedule D) and to deliver the Closing Date Working Capital Statement, with such adjustments, if any, as its deems necessary, together with its audit report thereon, to the Buyer and the Sellers’ Representative no later than 45 days after the delivery of the Closing Date Working Capital Statement to PWC.

(b) The Sellers and the Buyer shall complete their review of the Closing Date Working Capital Statement and the calculation of the Closing Date Working Capital within 30 days after delivery thereof to the Sellers’ Representative and the Buyer by PWC (the “Review Period”).  If either the Sellers or the Buyer in good faith disputes all or any part of the Closing Date Working Capital Statement, the Sellers’ Representative or the Buyer, as the case may be, shall, on or before the last day of the Review Period, so inform the Buyer (in the case of the Sellers) or the Sellers’ Representative (in the case of the Buyer) in writing (the “Objection”), setting forth a description in reasonable detail of the basis of their or its determination and proposed adjustments to the Closing Date Working Capital Statement and the corresponding adjustments to the Closing Date Working Capital that the Sellers or the Buyer, as the case may be, believe should be made.  If no Objection is received by the Buyer or the Sellers’ Representative on or before the last day of the Review Period, then the Closing Date Working Capital set forth on the Closing Date Working Capital Statement delivered by PWC shall be final, conclusive and binding upon the Parties.

(c) If an Objection is received by the Buyer or the Sellers’ Representative on or before the last day of the Review Period, and if the Buyer and the Sellers’ Representative are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in the relevant Objection(s), either Party may refer the matter to the CPA/CA Firm, which, acting as experts and not as arbitrators, shall determine, on the basis set forth herein and in accordance with the definitions, approach and related assumptions agreed to by the Buyer and the Sellers herein and in the form of the example provided in Schedule D, whether and to what extent, if any, the Closing Date Working Capital Statement and the Closing Date Working Capital require adjustment (in their entirety and not, for greater certainty, only as to the Objection, unless otherwise expressly agreed in writing by the Buyer and the Sellers’ Representative).  The Buyer and the Sellers’ Representative shall instruct the CPA/CA Firm to deliver its written determination to the Buyer and the Sellers’ Representative no later than 45 days after the matter is referred to the CPA/CA Firm.  The CPA/CA Firm’s determination shall be final, conclusive and binding upon the Buyer and the Sellers.  The (i) fees and disbursements of the CPA/CA Firm and (ii) the fees and disbursements of PWC in auditing and adjusting, as necessary, the Closing

Date Working Capital Statement delivered by Buyer pursuant to Section 2.4(a), but not, for greater certainty, any fees and disbursements of PWC in preparing any Tax Receivable or Tax Payable calculations delivered by PWC pursuant to Section 2.4(a) (the fees and disbursements referred to in clauses (i) and (ii) being referred to herein as the “Working Capital Fees”) shall be borne equally by the Buyer and the Sellers (in the latter case, as a payment from amounts set aside in respect of Acquisition Related Expenses pursuant to Section 6.14; it being understood that, to the extent that the Sellers’ share of the actual Working Capital Fees exceeds the amount received by LaBarge Weinstein in respect of estimated Working Capital Fees, the Sellers shall pay, or cause to be paid, to the CPA/CA Firm or to PWC, as applicable, any such excess within five Business Days after receipt of the Buyer’s invoice therefor).  The Buyer and the Sellers shall make readily available to the CPA/CA Firm all relevant Books and Records and any work papers (including those of the Parties’ respective accountants, to the extent permitted by such accountants) relating to the Closing Date Working Capital Statement, the calculation of the Closing Date Working Capital, any Objection and all other items reasonably requested by the CPA/CA Firm in connection therewith.

(d) The Sellers shall have full access to all information used by the Buyer in preparing the Closing Date Working Capital Statement, including the work papers of its accountants (to the extent permitted by such accountants).  The Sellers’ Representative shall reasonably cooperate with the Buyer in obtaining all information used in the preparation of the Deferred Revenue, Tax Payable and Tax Receivable information.

(e) The Purchase Price shall be adjusted by an amount (the “Closing Adjustment Amount”) equal to the Estimated Working Capital less the Closing Date Working Capital.  If the Closing Adjustment Amount is a positive number, then the Purchase Price shall be decreased by the Closing Adjustment Amount and the Sellers shall promptly (and in any event within five Business Days) after the final determination thereof instruct the Escrow Agent to pay to the Buyer the Closing Adjustment Amount, plus interest and other income earned on such funds pursuant to the terms of the Escrow Agreement from the Closing Date to, but not including, the date of payment, by wire transfer of immediately available funds to an account designated by the Buyer.  If the Closing Adjustment Amount is a negative number, then the Purchase Price shall be increased by the Closing Adjustment Amount and the Buyer shall promptly (and in any event within five Business Days) after final determination thereof pay to the Sellers’ Representative or his nominee, for distribution to the Sellers, in full satisfaction of the Buyer’s payment obligations hereunder (except as otherwise provided in Section 6.4(e)), the Closing Adjustment Amount, plus interest in an amount equal to the interest and other income that would on have been earned on a like amount of funds pursuant to the Escrow Agreement at such time from the Closing Date to, but not including, the date of payment, by wire transfer of immediately available funds to an account designated by the Sellers’ Representative.  If the Closing Adjustment Amount is equal to zero, then no payment will be made by either the Buyer or the Sellers.

Section 2.5 Closing.  The Closing shall take place at the offices of LaBarge Weinstein Professional Corporation, 515 Legget Drive, Suite 800, Ottawa, Ontario K2K 3G4 at 10:00 A.M., local time, on the third Business Day following the date on which the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived, or at such other time and place as the Buyer and the Sellers’ Representative may mutually agree.  The date on which the Closing occurs is called the “Closing Date.”  The Closing will be deemed to have been completed at the Closing Time.

Section 2.6 Deliveries by the Buyer.  At the Closing, the Buyer shall deliver to the Sellers’ Representative the following:

(a) the Purchase Price, less the Escrow Amount (which shall be delivered to the Escrow Agent in accordance with Section 2.8 below), in immediately available funds by wire transfer to an account, which has been designated in writing by the Sellers’ Representative at least two Business Days prior to the Closing Date;

(b) a duly executed counterpart of each Ancillary Agreement to which the Buyer is a party;

(c) if the Closing occurs after the date of this Agreement, the certificate to be delivered pursuant to Section 7.3(e); and

(d) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to the Sellers’ Representative, as may be required to give effect to this Agreement.

Section 2.7 Deliveries by the Sellers.  At the Closing, the Sellers or the Company, as the case may be, shall deliver, or cause to be delivered, to the Buyer the following:

(a) All certificates, if any, representing the Transferred Shares and the Holdco Shares;

(b)  a duly executed counterpart of each Ancillary Agreement to which a Seller and/or the Company is a party (other than the Employment Agreements and the Noncompetition Agreements);

(c) if the Closing occurs after the date of this Agreement, the certificate to be delivered pursuant to Section 7.2(h);

(d) an opinion of counsel to the Company to be delivered pursuant to Section 7.2(i);

(e) the Books and Records of the Company, including the operational information set forth on Schedule E in the manner set forth on Schedule E; and

(f) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to the Buyer, as may be required to give effect to this Agreement.

Section 2.8 Delivery by the Buyer to the Escrow Agent.  At the Closing, in lieu of delivery thereof to the Sellers’ Representative or his nominee pursuant to Section 2.6(a), the Buyer shall deliver to the Escrow Agent an amount in cash equal to the U.S. Dollar equivalent of $18 Million Canadian Dollars (the “Escrow Amount”), payable in Canadian Dollars in immediately available funds by wire transfer to an account designated by the Escrow Agent.

Section 2.9 Buyer Affiliate Acquisitions.  Notwithstanding anything to the contrary contained in this Agreement, the Buyer may elect to have any or all of the Company Shares or Holdco Shares conveyed or transferred to one or more of its Affiliates designated by the Buyer at least two Business Days before the Closing Date; provided, however, that no such election shall relieve the Buyer or the Parent of any of their obligations to the Sellers hereunder or result in any adverse effect on any Seller, including, (i) any adverse effect on the after-tax consideration to be received by any Seller in the transactions contemplated herein, or (ii) any adverse effect on the Company, to the extent that any Seller would have liability to the Buyer for any such adverse effect pursuant to the terms of this Agreement.

Section 2.10 Reorganization.  The Parties agree that they shall reasonably cooperate to effect those aspects of the Reorganization prior to Closing that are intended to enhance the after-tax proceeds of the transactions contemplated hereby to Joseph Abdul-Nour, Simon Nehme and their respective family trusts; provided, however, that the Reorganization shall not have any adverse impact on the other Sellers, the Company or the Buyer.  The Company and the Sellers hereby irrevocably direct and shall cause LaBarge Weinstein to reimburse Buyer promptly after Closing, from amounts received by LaBarge Weinstein in respect of Acquisition Related Expenses pursuant to Section 6.14, for all reasonable costs incurred by Buyer to evaluate or effect the Reorganization (the “Reorganization Costs”); it being understood that, to the extent that the Buyer’s actual Reorganization Costs exceed the amount received by LaBarge Weinstein in respect of estimated Reorganization Costs, the Sellers shall pay, or cause to be paid, to the Buyer any such excess within five Business Days after receipt of the Buyer’s invoice therefor.  Reorganization Costs that are not otherwise reimbursed as of the Closing shall be treated as a Current Liability, and any cash set aside or retained by the Company against the payment of such Reorganization Costs shall be treated as a Current Asset, for purposes of calculating Working Capital.

Section 2.11 Currency.  Unless otherwise specifically noted, all dollar amounts referred to and payable under this Agreement shall be in Canadian Dollars.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers severally, and not jointly nor jointly and severally, represents and warrants to the Buyer with respect to itself as of the date hereof and as of the Closing Date as follows:

Section 3.1 Organization of Sellers.  If such Seller is a corporation, partnership, limited liability company, trust or other entity, such Seller is duly incorporated or organized, validly existing and in good standing (to the extent its jurisdiction of organization recognizes the concept of good standing) under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted.

Section 3.2 Authorization.  If such Seller is a corporation, partnership, limited liability company, trust or other entity, (a) such Seller has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder and (b) the execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which it is a party has been duly and validly authorized and no additional corporate, shareholder, partner, member, trustee, beneficiary or similar authorization or consent is required in connection with the execution, delivery and performance by such Seller of this Agreement or any of the Ancillary Agreements to which it is a party.  If such Seller is a natural person, such Seller is of legal age and has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder, and is legally competent to do so.

Section 3.3 Consents and Approvals.  Except as required pursuant to the Shareholders Agreement and articles of continuance of the Company, no consent, approval, waiver, authorization, notice or filing is required to be obtained by such Seller or any of its Affiliates from, or to be given by such Seller or any of its Affiliates, to, or made by such Seller or any of its Affiliates, with, any Government Entity, in connection with the execution, delivery and performance by such Seller of this Agreement or any of the Ancillary Agreements to which it is a party.  Except for committee or other internal approvals already obtained, no consent, approval, waiver, authorization, notice or filing is required to be obtained by such Seller or any of its Affiliates from, or to be given by such Seller or any of its Affiliates to, or made by such Seller or any of its Affiliates with, any Person that is not a Government Entity in connection with the execution, delivery and performance by such Seller of this Agreement or any of the Ancillary Agreements to which it is a party.

Section 3.4 Non-Contravention.  The execution, delivery and performance by such Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) if such Seller is a corporation, partnership, limited liability company, trust or other entity, violate any provision of the Articles or Certificate of Incorporation, Bylaws, Limited Partnership Agreement, Limited Liability Company Agreement, Declaration of Trust or other organizational documents (“Organizational Documents”) of such Seller, (b) conflict with, or result in the breach of, or effect or give rise to any license under, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of such Seller under, or result in a loss of any benefit to which such Seller is entitled under, or result in the imposition of any obligation under, any contract, agreement or other instrument to which such Seller is a party or to which it or its properties or assets are subject, or result in any term of any such contract, agreement or other instrument becoming applicable or inapplicable or a material change in the scope of any such contract, agreement or other instrument, or result in the creation of any Encumbrance upon any of the Transferred Shares (or, if such Party is a Reorganization Party, any of its Holdco Shares), or (c) violate or result in a breach of or constitute a default under any Law to which such Seller is subject, or under any governmental approval or other authorization.

Section 3.5 Binding Effect.  This Agreement and each of the Ancillary Agreements to which such Seller is a party, when executed and delivered by the Buyer, the Parent and/or the other parties thereto, will constitute a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except insofar as (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other applicable Laws affecting creditors’ rights generally, (ii) the availability of equitable remedies such as specific performance and injunction may be limited by applicable Law and the discretion that a court may exercise in granting the same and (iii) the effectiveness of non-competition, non-solicitation or non-interference with business restrictions may be limited on public policy grounds.

Section 3.6 Residency.  None of the Sellers is a non-resident Person within the meaning of Section 116 of the Income Tax Act (Canada).

Section 3.7 Title to Purchased Shares.  Such Seller (other than a Seller that is a Reorganization Party) is the registered and beneficial owner of the Company Shares set forth opposite such Seller’s name on Schedule A-1, free and clear of all Encumbrances (other than pursuant to the terms of the Shareholders Agreement and as otherwise set forth in Schedule A-1), and, upon consummation of the transactions contemplated hereby, at the Closing, such Seller will convey to the Buyer good and valid title to such Seller’s Company Shares, free and clear of all Encumbrances.  Other than pursuant to the terms of the Shareholders Agreement, no Person has any contract or option for the purchase or other acquisition from such Seller of any of such Seller’s Company Shares.

Section 3.8 Reorganization.  If such Seller is a Reorganization Party, (a) such Seller is the registered and beneficial owner of its Holdco Shares, and, upon consummation of the transactions contemplated hereby, at the Closing, such Seller will convey to the Buyer good and valid title to such Seller’s Holdco Shares, free and clear of all Encumbrances, (b) no Person has any contract or option for the purchase or other acquisition from such Seller of any of such Seller’s Holdco Shares, (c) such Holdco Shares constitute or will constitute, together with the Holdco Shares held by all other related Reorganization Parties, all of the outstanding shares in the capital of the applicable Holdco as of the date hereof and as of the Closing, (d) such Holdco Shares have been duly authorized, and are validly issued, fully paid and non-assessable and have been issued in compliance with all applicable Securities Laws, (e) such Holdco is the registered and beneficial owner of the Company Shares set forth opposite such Holdco’s name on Schedule A-1, free and clear of all Encumbrances (other than pursuant to the terms of the Shareholders Agreement), (f) such Holdco is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (g) such Holdco is newly formed and has engaged in no trade or business, has no Liabilities and no assets except for its Company Shares, (h) such Holdco has filed all Tax Returns required to be filed by it on or before the date hereof (taking into account all applicable extensions), other than any Tax Returns resulting from the completion of the transactions contemplated by this Agreement, and such Tax Returns are correct and complete, (i) such Holdco has timely paid all Taxes required to be paid with respect to such Holdco which are due and payable and (j) the Reorganization will have no Tax or other adverse impact on the Company, the Buyer or the Parent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

Except as relates to the Mutual Litigation (in respect of which no representation is made hereunder and in respect of which no exception need be specified herein), the Company and the Sellers (in the latter case, each only as to matters within their actual knowledge without inquiry or deemed inquiry, irrespective of whether such representation is qualified with reference to the Company’s Knowledge) severally (and not jointly nor jointly and severally) represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows:

Section 4.1 Organization of the Company.  The Company is a corporation duly continued, validly existing and in good standing under the laws of Canada.  The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Ireland.  Each of the Transferred Companies has all requisite corporate power and authority to own, lease and operate its assets, and to carry on its business as currently conducted.  Each of the Transferred Companies is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification.  Prior to the date hereof, the Transferred Companies have made available to the Buyer, or to its Representatives, complete and correct copies of the Organizational Documents of each of the Transferred Companies as currently in effect.

Section 4.2 Authorization.  The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party has been duly and validly authorized and no additional corporate, shareholder or other similar authorization or consent is required in connection with the execution, delivery and performance by the Company of this Agreement or any of the Ancillary Agreements to which it is a party.

Section 4.3 Consents and Approvals.  Except as set forth in Section 4.3 of the Disclosure Schedule and assuming the truth of the representations and warranties of the Buyer in Section 5.3 and the Parent in Section 6.16, no consent, approval, waiver, authorization, notice or filing is required to be obtained by any of the Transferred Companies or their respective Affiliates from, or to be given by any of the Transferred Companies or their respective Affiliates to, or made by any of the Transferred Companies or their respective Affiliates with, any Government Entity, in connection with the execution, delivery and performance by the Company of this Agreement or any of the Ancillary Agreements to which it is a party.  Except as set forth in Section 4.3 of the Disclosure Schedule and assuming the truth of the representations and warranties of the Buyer in Section 5.3, no consent, approval, waiver, authorization, notice or filing is required to be obtained by any of the Transferred Companies or their respective Affiliates from, or to be given by any of the Transferred Companies or their respective Affiliates to, or made by any of the Transferred Companies or their respective Affiliates with, any Person that is not a Government Entity in connection with the execution, delivery and performance by the Company of this Agreement or any of the Ancillary Agreements to which it is a party.

Section 4.4 Non-Contravention.  The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the Organizational Documents, as amended through the date hereof and made available as contemplated by Section 4.1, of any of the Transferred Companies, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth in Section 4.3 of the Disclosure Schedule, conflict with, or result in the breach of, or effect or give rise to any license under, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of any of the Transferred Companies under, or result in a loss of any benefit to which any of the Transferred Companies is entitled under, or result in the imposition of any obligation under, any Material Contract, result in any term of any Material Contract becoming applicable or inapplicable or a material change in the scope of any Material Contract, or result in the creation of any Encumbrance upon any of the assets of the Transferred Companies, or (iii) violate or result in a breach of or constitute a default under any applicable Law to which any of the Transferred Companies is subject, or under any Governmental Authorization.

Section 4.5 Binding Effect.  This Agreement and each of the Ancillary Agreements to which the Company is a party, when executed and delivered by the Buyer, the Parent and/or the other parties thereto, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except insofar as (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other applicable Laws affecting creditors’ rights generally, (ii) the availability of equitable remedies such as specific performance and injunction may be limited by applicable Law and the discretion that a court may exercise in granting the same and (iii) the effectiveness of non-competition, non-solicitation or non-interference with business restrictions may be limited on public policy grounds.

Section 4.6 Transferred Companies; Capitalization.  (a) As of the date hereof, the authorized capital of the Company consists of (i) an unlimited number of common shares, of which 27,907,580 are issued and outstanding, (ii)  an unlimited number of Class B preferred shares, of which none are issued and outstanding, (iii) an unlimited number of Class A, Series 1 preferred shares, of which none are issued and outstanding, and (iv) an unlimited number of Class A, Series 2 preferred shares, of which none are issued and outstanding.  As of the date hereof, the authorized capital of the Subsidiary consists of 5,000 ordinary shares, of which 1,000 are issued and outstanding.  Except for the Shareholders Agreement and options with respect to 3,600,000 common shares of the Company awarded or available for award to Employees pursuant to the Compensation Plans and as outlined in Section 4.6(a) of the Disclosure Schedule, there are no outstanding (i) securities of the Company or the Subsidiary convertible into, or exercisable or exchangeable for, any shares in the capital of the Company or the Subsidiary, (ii) options, warrants, preemptive or other rights to purchase or subscribe for shares in the capital of the Company or the Subsidiary from the Company or the Subsidiary or that otherwise require the issuance of such shares by the Company or the Subsidiary, or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, repurchase or redemption of any shares in the capital of the Company or the Subsidiary, any such convertible or exchangeable securities or any such options, warrants or rights which, in any of the foregoing cases, is binding upon the Company or the Subsidiary.  Neither the Company nor the Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or the Subsidiary on any matter.

(b) The Transferred Shares have been duly authorized, and are validly issued, fully paid and non-assessable.  All of the Transferred Shares have been issued in compliance with all applicable Securities Laws.  The Transferred Shares (which include the shares in the capital of the Company held by each of the Minority Shareholders as more particularly set forth in Section 4.6(b) of the Disclosure Schedule), constitute or will constitute all of the outstanding shares in the capital of the Company as of the date hereof and as of the Closing.

(c) The Company is the registered and beneficial owner of all of the outstanding shares in the capital of the Subsidiary, free and clear of all Encumbrances.  All of the issued and outstanding shares in the capital of the Subsidiary have been duly authorized, and are validly issued, fully paid and non-assessable.  Other than the Subsidiary (in the case of the Company), neither the Company nor the Subsidiary own, directly or indirectly, any shares in the capital of, or other equity interests in, any Person, or is a member of or participant in any joint venture partnership or similar Person.

Section 4.7 Financial Statements.  (a) Set forth in Section 4.7(a) of the Disclosure Schedule is (i) a copy of the audited consolidated balance sheet and audited consolidated statement of income, changes in equity and cash flows for the Company and the Subsidiary as of and for the fiscal year ended December 31, 2009 (collectively, the “Audited Financial Statements”), and (ii) a copy of the unaudited consolidated balance sheet and unaudited consolidated statement of income for the Company and the Subsidiary as of and for the nine months ended September 30, 2010 (the “Most Recent Financial Statements” and, together with the Audited Financial Statements, the “Historical Financial Statements”).  Except as described in the notes thereto, the Historical Financial Statements are correct and complete and were prepared on a consistent basis with those of previous fiscal years and in accordance with Canadian GAAP, and fairly present the financial condition, results of operations and cash flows of the Company and the Subsidiary as of the dates thereof or the periods then ended.  The Most Recent Financial Statements are correct and complete and were prepared on a consistent basis with those of previous fiscal years and in accordance with Canadian GAAP, subject to (i) normal year-end adjustments that will not be material in amount, (ii) as set forth in Section 4.7(a) of the Disclosure Schedule, and (iii) the absence of footnotes and similar presentation items therein.

(b)           The Audited Financial Statements have been and were prepared in accordance with the Books and Records.  The Books and Records are complete and accurate in all material respects and have been maintained in accordance with reasonable business practices and a system of internal accounting controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with Canadian GAAP.

(c)           All of the Accounts Receivable of the Transferred Companies that have arisen or arise prior to the Closing Date, including those that are reflected in the Historical Financial Statements or the Estimated Working Capital Statement, shall have arisen only from bona fide transactions in the Ordinary Course.  To the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to result in any material increase in the uncollectability of such Accounts Receivable as a class in excess of the reserves therefor set forth on the Historical Financial Statements.

(d)           None of the Transferred Companies is engaged in any transactions with, or has any obligations to, any unconsolidated entities that are contractually limited to activities that facilitate the transfer of, or access to, assets by any of the Transferred Companies, including structured finance entities and special purpose entities, or otherwise engages in, or has any obligations under, any off-balance sheet transactions or arrangements.

Section 4.8 Litigation and Claims.  Except as set forth in Section 4.8 of the Disclosure Schedule and other than the Existing TCPA Claims (and, for greater certainty, the Mutual Litigation):

(a) there is no civil, criminal or administrative notice, demand, charge, claim, hearing, action, suit, proceeding, notice of violation, inquiry or investigation from, by or before any Government Entity or, to the Knowledge of the Company, pending or threatened against or relating to the Transferred Shares, any Transferred Company, any properties or assets of the Transferred Companies or the transactions contemplated hereby, and, to the Company’s Knowledge, there are no facts and circumstances that would be reasonably likely to result in the same; and

(b) none of the Transferred Shares, the Transferred Companies or any properties or assets of the Transferred Companies is subject to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators.

Section 4.9 Taxes.  Except as set forth in Section 4.9 of the Disclosure Schedule and only to the extent required by the statute of limitations:

(a) each of the Company and the Subsidiary has filed all Tax Returns required to be filed by it on or before the date hereof (taking into account all applicable extensions), other than any Tax Returns resulting from the completion of the transactions contemplated by this Agreement, and has timely paid all Taxes required to be paid with respect to any such entity which are due and payable;

(b) the Tax Returns referred to in Section 4.9(a) above are correct and complete;

(c) the Tax Returns referred to in Section 4.9(a) above have been examined by the Canadian Revenue Agency, the Internal Revenue Service or the appropriate provincial, state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired;

(d) all deficiencies asserted or assessments made as a result of such examinations have been paid in full;

(e) no issues have been raised in writing by the relevant taxing authority in connection with the examination of any of the Tax Returns or, to the Knowledge of the Company, are currently pending;

(f) neither the Company nor the Subsidiary has been a member of an affiliated, combined, consolidated or unitary tax group for purposes of filing any Tax Return;

(g) no waivers of statute of limitations have been given by or requested with respect to any Taxes of the Company or the Subsidiary;

(h) there are no Encumbrances for Taxes (other than Permitted Encumbrances) on any of the assets of the Company or the Subsidiary;

(i) other than as listed in Section 4.9 of the Disclosure Schedule, no closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to the Company or the Subsidiary; and

(j) prior to the date hereof, the Company has delivered to the Buyer or its Representatives complete and accurate copies of all income Tax Returns and all non-income Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by the Company or the Subsidiary.

Section 4.10 Employee Benefit Matters.  (a) Section 4.10(a) of the Disclosure Schedule contains a complete and accurate list of all employment, consulting, independent contractor, benefit, pension and compensation plans, contracts, policies, agreements, programs or arrangements, whether written or oral, covering Employees, and deferred compensation, notice of termination, termination, severance, change of control (other than the Closing Bonuses), share option, share purchase, share appreciation rights, share based, incentive, bonus, retirement, pension and superannuation plans (the “Compensation Plans”).  Except for the Option Plan, no Compensation Plan provides for any benefit based in whole or in part on the value of any shares of the capital of, or equity interest owned by, the Transferred Companies.  All employees associated with the Business are employed by the Transferred Companies.

(b) Except as set forth in Section 4.10(b) of the Disclosure Schedule, all Compensation Plans comply in form and operation with all applicable Laws and their terms.  To the Knowledge of the Company, there is no pending or threatened litigation, claim, audit or governmental action relating to any of the Compensation Plans and, to the Knowledge of the Company, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such litigation, claim, audit or governmental action.  Prior to the date hereof, the Company has delivered to the Buyer true and complete copies of (i) each of the Compensation Plans and related trust agreements, if any, and all summary plan descriptions related thereto as they have been amended through the date hereof, and (ii) with respect to any unwritten Compensation Plan, a written description thereof and any material communications related thereto.

(c) All contributions required to be made under the terms of any Compensation Plan have been timely made and all obligations in respect of each Compensation Plan have been properly accrued and reflected in the Historical Financial Statements and all other unpaid obligations under any Compensation Plan to which contributions are not required (including under any vacation or paid time off plans or arrangements) have been reflected in the Historical Financial Statements to the extent required by Canadian GAAP.

(d) Except as set forth in Section 4.10(d) of the Disclosure Schedule and as required by applicable Law, none of the Transferred Companies have any obligations for retiree health, life or other post-termination of employment benefits or any obligations to compensate any individuals for services performed after the termination of their employment under any Compensation Plan, collective bargaining agreement or otherwise.

(e) Except as set forth in Section 4.10(e) of the Disclosure Schedule or in respect of the Closing Bonuses, neither the execution of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby, either alone or in conjunction with any other event, will (i) entitle any Employees or any other service provider to any payment, contingent right or entitlement or any increase in notice of termination, termination pay or severance pay, or (ii) accelerate the time of payment or vesting or increase or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the Compensation Plans.

(f) Except as set forth in Section 4.10(f) of the Disclosure Schedule, there has been no amendment to, written interpretation, communication or announcement by any of the Transferred Companies relating to, or change in employee participation (excluding any increase in participation solely as a result of the hiring of a new employee) or coverage under, any Compensation Plan (whether or not enforceable) that could increase the expense of maintaining such Compensation Plan more than the average annual percentage increase in such level of expense for the last three fiscal years of the Company or affect the administration of such Compensation Plan or result in any Liability to the sponsor of such Compensation Plan.

(g) The Transferred Companies may amend or terminate any Compensation Plan, other than such Compensation Plans, or such provisions in such Compensation Plans, as are required by applicable Law to the extent so required, at any time without incurring Liability thereunder other than (i) in respect of accrued obligations and medical or welfare claims incurred prior to such amendment or termination, (ii) typical expenses and notice periods associated with any such amendment or termination or (iii) otherwise pursuant to applicable Law.

(h) As of the Closing Date, the Transferred Companies will not have any outstanding loans or extensions of credit to any Employees or any other service provider (or their family members or dependents).

(i) Section 4.10(i) of the Disclosure Schedule contains a complete and accurate list of the following information for each Employee (including each Employee on leave of absence or inactive status), temporary or staffing agency employee, director, independent contractor and consultant of each Transferred Company: (i) name; (ii) job title/position; (iii) department; (v) start date; (vi) breakdown of total current annual income and such Employee’s portion of the 2010 Employee Bonuses; and (vii) accrued vacation and annual vacation entitlement.  After giving effect to the accrual on Closing contemplated by Section 6.15(b) and related payments by the Company, the Company will have no further obligations with respect to the 2010 Employee Bonuses.

(j) Either (i) to the Company’s Knowledge, at all times while engaged by a Transferred Company, all independent contractors and consultants of such Transferred Company were independent contractors to, and not employees of, such Transferred Company for purposes of all applicable Laws relating to wages, hours and employment standards, all applicable Tax withholding requirements, and any other Law or any Governmental Authorization implicating the relationship between such Transferred Company and any independent contractor or consultant; or (ii) except as disclosed in Section 4.10(j)(ii) of the Disclosure Schedule, each independent contractor or consultant of the Transferred Companies has provided an indemnity in favor of such Transferred Company.

(k) To the Company’s Knowledge, no Employee, director, officer, or agent of any of the Transferred Companies and, to the actual knowledge of the Company without inquiry, no independent contractor or consultant of the Company, is bound by any Contract or other agreement or arrangement that purports to limit the ability of such Employee, director, officer, agent, independent contractor or consultant to engage in, continue or perform any conduct, activity, duty or practice relating to the Transferred Companies.

Section 4.11 Compliance with Laws.  (a)  (i) Except as set forth in Section 4.11(a)(i) of the Disclosure Schedule or in respect of the compliance with the TCPA (which latter non-compliance and recourse for same is addressed exclusively under Schedule G, absent Willful Misconduct), each of the Transferred Companies at all times since its incorporation has been and currently is in compliance in all material respects with all applicable Laws, (ii) no change is required in the properties, processes or procedures of any Transferred Company in order to bring the Transferred Companies into compliance in all material respects with any Law applicable to it, and none of the Transferred Companies or their respective Affiliates has received any notice within the last three years alleging any violation under any such applicable Law (and, to the Knowledge of the Company, no such notice has been threatened), and (iii) except as set forth in Section 4.11(a)(iii) of the Disclosure Schedule, the Transferred Companies have all Governmental Authorizations necessary for the conduct in all material respects of their respective businesses as currently conducted, a complete and accurate list of which is set forth in Section 4.11(a)(iii) of the Disclosure Schedule.  All such Governmental Authorizations are valid and in full force and effect and held by or in the name of a Transferred Company.  None of the Transferred Companies or their respective Affiliates has received any notice that any such Governmental Authorizations may be modified, suspended or revoked or may not be renewed in the Ordinary Course.

(b)           None of the Sellers or the Transferred Companies is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the U.S. Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order.

(c)           Each of the Transferred Companies and their respective Representatives have at all times been in compliance with each applicable Law that relates to bribery, improper competition or corruption.  None of the Transferred Companies or their respective Affiliates, or any of their respective Representatives, have (i) made an offer, payment, promise to pay, or authorized the payment of any money, including kick-backs, or an offer, gift, promise to give or authorized the giving of anything of value to any government official or employee, political party, party official, candidate for political office, Representative of a state-owned enterprise or anyone else acting in an official capacity for the purpose of wrongfully influencing the recipient or for securing or obtaining any improper advantage or (ii) taken any other action, or permitted or authorized any other action to be taken, which would cause any of the Transferred Companies or their respective Affiliates to be in violation of the Corruption of Foreign Public Officials Act (Canada), as amended, assuming in all cases that such Act applies to the Transferred Companies and their respective Affiliates.

Section 4.12 Environmental Matters.  (a) The Transferred Companies and, to the Company’s Knowledge, the Leased Real Property are and have at all times been in compliance with all applicable Environmental Laws in all material respects.

(b) None of the Transferred Companies or their respective Affiliates has received any notice, demand, claim, letter or request for information, relating to any alleged violation of, or any Liability under, any Environmental Law relating to any Transferred Company or any of its properties or assets, including the Leased Real Property.

(c) There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations, to the Company’s Knowledge, pending or threatened, relating to compliance with or Liability under any Environmental Law affecting any of Transferred Company or, to the Company’s Knowledge, any of its properties or assets, including the Leased Real Property.

(d) None of the Transferred Companies and, to the Company’s Knowledge, no other Person has caused a release, contamination or disposal of Hazardous Substances that could reasonably be expected to give rise to any Liability under any Environmental Law for which any Transferred Company would incur or share Liability.

(e) Prior to the date hereof, the Company has made available for review by the Buyer, or its Representatives, all environmental reports, audits, assessments, memoranda, and studies in the possession of the Transferred Companies or their respective Affiliates relating to any Transferred Company or any of its properties or assets, including the Leased Real Property.

Section 4.13 Intellectual Property. (a)  Section 4.13(a)(i) of the Disclosure Schedule sets forth a true and complete list of all Registered Intellectual Property owned by the Transferred Companies, indicating for each Registered item the registration or application number, inventors and the applicable filing jurisdiction.  Except as set forth in Section 4.13(a)(ii) of the Disclosure Schedule, the Transferred Companies exclusively own (beneficially and of record, where applicable) all Transferred Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances, non-exclusive licenses granted to end user customers in the Ordinary Course and non-exclusive rights under Reseller Contracts.  Except as set forth in Section 4.13(a)(iii) of the Disclosure Schedule, the Registered Intellectual Property is

subsisting and, excluding the Patents included in the Registered Intellectual Property, to the Company’s Knowledge is valid and enforceable. The Transferred Intellectual Property is not subject to any outstanding order, judgment, decree or agreement adversely affecting any Transferred Company’s use or other exploitation thereof or its rights thereto.

(b) Except as set forth in Section 4.13(b)(i) of the Disclosure Schedule, the Transferred Companies own or have sufficient rights to use all Intellectual Property used in the Business as presently conducted; provided, however, that the foregoing shall not be construed to be a representation or warranty in respect to infringement, misappropriation or violation of any third party Intellectual Property.  The ownership or rights in all Intellectual Property used in the Business as presently conducted shall survive unchanged the consummation of the transactions contemplated hereby.  Except as set forth in Section 4.13(b)(i) of the Disclosure Schedule, to the Company’s Knowledge, none of the Transferred Companies infringe, misappropriate or violate, or have infringed, misappropriated or violated, any third-party Intellectual Property.

(c) Except as set forth in Section 4.13(c)(i) of the Disclosure Schedule, none of the Transferred Companies or their respective Affiliates has developed jointly with any other Person (including any Government Entity) any Transferred Intellectual Property with respect to which such other Person has rights.  Except as set forth in Section 4.13(c)(ii) of the Disclosure Schedule, there is no Contract pursuant to which any Person has any right (whether or not currently exercisable) to use, license, exploit or otherwise obtain any right or interest in or to any Transferred Intellectual Property, except for (i) those Contracts with suppliers and/or customers entered into in the Ordinary Course pursuant to which such Persons may have received a non-exclusive license to use (but not sublicense or further distribute) any Transferred Intellectual Property and (ii) Reseller Contracts.

(d) Except as set forth in Section 4.13(d)(i) of the Disclosure Schedule, there is no litigation, opposition, cancellation, proceeding, objection or claim, asserted or, to the Company’s Knowledge, pending or threatened against any of the Transferred Companies concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property used in the Business as presently conducted.  Except as set forth in Section 4.13(d)(i) of the Disclosure Schedule, to the Company’s Knowledge, no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists; it being understood that, with respect to third party Intellectual Property used by the Transferred Companies under license from such third parties, the foregoing representation in this sentence is made only as to the actual knowledge of the Transferred Companies without any inquiry.  Except as set forth in Section 4.13(d)(ii) of the Disclosure Schedule, to the Company’s Knowledge, no Person is violating any Transferred Intellectual Property right or other Intellectual Property right that any Transferred Company holds exclusively.

(e) Each of the Transferred Companies has taken commercially reasonable measures to protect the confidentiality and value of all Trade Secrets that are owned, used or held by the Transferred Companies and other proprietary or confidential information with respect to the Business and, to the Company’s Knowledge, no Trade Secrets have been used, disclosed to or discovered by any Person except (i) Trade Secrets disclosed to Buyer, its Affiliates and/or any Representative of the foregoing in connection with the Mutual Litigation or (ii) Trade Secrets disclosed pursuant to non-disclosure and/or license agreements which, to the Company’s Knowledge, are valid and remain in full force and effect and have not been breached.

(f) To the Company’s Knowledge, none of the Employees has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by any Transferred Company in the furtherance of the Business, which patents or applications have not been assigned to such Transferred Company pursuant to agreements which, to the Company’s knowledge, are valid.  The Employees and the prior employees, consultants, contractors and agents who have made contributions to the creation or development of the Intellectual Property used in the Business as presently conducted, have executed intellectual property assignment and confidentiality agreements for the benefit of the Transferred Companies which are to the Company’s knowledge valid.  Prior to the date hereof, the Company has provided to the Buyer for its review the standard forms of employee and consulting Contracts for the Employees set forth in Section 4.13(f)(ii) of the Disclosure Schedule containing intellectual property assignment or license and confidentiality protection.  No current or former employee, officer, director, shareholder, consultant or independent contractor has or, to the Company’s Knowledge, has alleged any right, claim or interest in or with respect to any Transferred Intellectual Property.

(g) Except as set forth in Section 4.13(g)(i) of the Disclosure Schedule, to the Company’s Knowledge, the Employees’ performance of their employment activities does not violate any third party’s Intellectual Property rights or such Employees’ contractual obligations to any third person.

(h) The Transferred Intellectual Property that is Registered Intellectual Property (excluding Patents) and, to the actual knowledge of the Company without inquiry, the Patents included in the Transferred Intellectual Property have been duly registered with, filed in, or issued by, the United States Patent and Trademark Office or such other filing offices, domestic or foreign, as are identified in Section 4.13(a)(i) of the Disclosure Schedule, and, unless otherwise indicated in Section 4.13(h) of the Disclosure Schedule, such registrations, filings, issuances and other actions remain in full force and effect, and are current and unexpired.  Each of the Transferred Companies has, after the date it has acquired the Registered Transferred Intellectual Property, properly executed and recorded all documents reasonably necessary to perfect its title to all Registered Transferred Intellectual Property and has filed all documents and has paid all Taxes, fees and other financial obligations required to maintain in force and effect all such items until the Closing.

(i) Section 4.13(i)(i) of the Disclosure Schedule sets forth all IP Contracts, including all IP Contracts with consultants, other than (A) licenses for commercial “off-the-shelf” or “shrinkwrap” software that has not been modified or customized for any Transferred Company, (B) licenses for any open source software specified in Section 4.13(n) of the Disclosure Schedule, (C) Contracts with Employees that are consistent with the standard form Contracts referenced in Section 4.13(f)(ii) in all material respects, (D) Contracts with vendors and/or end user customers entered into in the Ordinary Course pursuant to which such Persons may have received a non-exclusive license to any Transferred Intellectual Property and (E) Reseller Contracts.  Except as disclosed in Section 4.13(i)(ii) of the Disclosure Schedule, all of the IP Contracts are, and will be immediately following the Closing, in full force and effect and are enforceable against the Transferred Companies and, to the Knowledge of the Company, each other party thereto in accordance with the terms thereof, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other applicable Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

(j) No claim has been asserted or, to the Company’s Knowledge, threatened that any Transferred Company or any other Person has breached any IP Contract.  Except as set forth in Section 4.13(j)(i) of the Disclosure Schedule, there exists no event, condition or occurrence that with the giving of notice or lapse of time, or both, would constitute a breach or default by any Transferred Company or, to the Company’s Knowledge, another Person under any IP Contract.  No party to any IP Contract has given any of the Transferred Companies notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any IP Contract.  Neither the Company nor any other Transferred Company nor, to the Company’s Knowledge, any other party to any IP Contract has repudiated in writing any material provision thereof.  Except for the IP Contracts set out in Section 4.4 of the Disclosure Schedule, consummation of the transactions contemplated hereby will not place any Transferred Company in breach or default of any IP Contract, or trigger any modification, termination or acceleration thereunder, or create any license under or Encumbrance on Intellectual Property owned or held by the Buyer.

(k) To the Company’s Knowledge, the Intellectual Property licensed to any Transferred Company is valid, subsisting and enforceable and is not subject to any outstanding order, judgment, decree or agreement adversely affecting any Transferred Company’s use thereof or its rights thereto.  Except as set forth in Section 4.13(k) of the Disclosure Schedule, no Transferred Company is obligated to make payments by way of royalties, advances, profit sharing, commissions, fees or otherwise to any person in respect of any Intellectual Property licensed to such Transferred Company.

(l) Except as set forth in Section 4.13(l) of the Disclosure Schedule, there is no litigation, proceeding, objection or claim asserted or, to the Company’s Knowledge, pending or threatened against any Transferred Company concerning the infringement, use, or violation of the Intellectual Property rights of any third party, and no Transferred Company has within the last six years been adjudged to have infringed or otherwise violated the Intellectual Property rights of any third party.

(m) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by each Transferred Company in connection with its Business as currently conducted, and, except as set forth in Section 4.13(m) of the Disclosure Schedule, have not materially malfunctioned or failed within the past two years.  The IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, other similar intentional devices that (i) enable or assist any Person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation; provided, however, that any of the foregoing statements or representations in respect to IT Assets that have been licensed or leased to the Transferred Companies by any third party shall only be to the Company’s Knowledge.  To the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets.  The Transferred Companies have implemented reasonable backup, virus protection, security and disaster recovery technology consistent with industry practices.  The Transferred Companies take commercially reasonable measures, directly or indirectly, to ensure the confidentiality of customer financial and other confidential information.

(n) Except as set forth in Section 4.13(n)(i) of the Disclosure Schedule, to the Company’s Knowledge, the Transferred Companies exclusively own or have otherwise obtained a license from the applicable licensor (or a reseller thereof) to use each version of software used by the Transferred Companies in the last two years.  Section 4.13(n)(ii) of the Disclosure Schedule specifies the open source software used by the Transferred Companies.  Except as set forth in Section 4.13(n)(iii) of the Disclosure Schedule, none of the software owned by the Transferred Companies contains any shareware, open source code, or other software that is subject to the terms or conditions of any “open source” license (including any General Public License) whose use by the Transferred Companies has imposed on the Transferred Companies any obligation to disclose or license any Intellectual Property or software that is owned by the Transferred Companies, including any GNU or GPL libraries or code, and the Transferred Companies are in compliance with all terms and conditions of any such “open source” licenses.

Section 4.14 Labor.  None of the Transferred Companies is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor or employee organization.  Except as set forth in Section 4.14 of the Disclosure Schedule, the Transferred Companies have complied and are operating in all material respects in accordance with all applicable Laws relating to employment practices, employment standards, occupational health and safety, labor relations, pay equity, human rights, privacy, and workplace safety and insurance.  All current assessments under the Workplace Safety and Insurance Act (Ontario) in relation to the Transferred Companies have been paid or accrued and no Transferred Company has been or is subject to any special or penalty assessment under such legislation which has not been paid.  During the preceding three years, no Transferred Company has been subject to a strike, picketing, labor arbitration or other labor disputes and, to the Knowledge of the Company, none is threatened.  No Transferred Company has received any written notice alleging its delinquency in payment of wages, salaries, social insurance or other compensation to any employees. No Transferred Company is the subject of any action, suit, proceeding or, to the Knowledge of the Company, investigation asserting that such Transferred Company has committed an unfair labor practice contrary to applicable Laws or seeking to compel it to bargain or certify with any labor union or labor organization nor is there any such action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against any Transferred Company.

Section 4.15 Contracts.  (a) Section 4.15(a) of the Disclosure Schedule sets forth a complete and accurate list of all material Contracts to which any Transferred Company is a party or to which any of its properties or assets are subject, including:

(i) the top 100 (ranked by value) sales, agency, franchise or service Contracts;

(ii) the top 100 (ranked by payment amount) Contracts involving payments by the Company to third parties during the 12 month period ended October 31, 2010;

(iii) all Contracts that contain non-competition or exclusivity covenants or that otherwise restrict the Transferred Companies or their Affiliates in the conduct of the Business or any other business or geographic area;

(iv) all Contracts that require annual payments to an Employee of base compensation (including salary and sales commissions) in excess of $100,000 Canadian Dollars;

(v) all Contracts that contain “most favored nation” or other similar provisions that could require a Transferred Company to offer to a Person any terms or conditions that are at least as favorable as those offered to one or more other Persons;

(vi) all Contracts providing for any loan or advance to, or investment in, any Person;

(vii) all collaborative, alliance, joint venture, partnership or similar Contracts;

(viii) all Contracts that would require the Buyer or any of its Affiliates or any of their respective successors or assigns to provide for indemnification or contribution with respect to any matter, except for those provisions to the extent included in Contracts with customers entered into in the Ordinary Course consistent with the Company’s standard forms or in Reseller Contracts on customary terms;

(ix) all Contracts containing preferential rights to purchase all or any properties or assets of the Transferred Companies which rights have not, or by the Closing will not have, been terminated or expired;

(x) all pending Contracts for the acquisition or disposition of any material assets of the Transferred Companies;

(xi) all Contracts not made in the Ordinary Course and in excess of $50,000 Canadian Dollars on an annual basis;

(xii) all license agreements under which any of the Transferred Companies is a licensee or licensor, other than “off-the-shelf” software with a value of less than $50,000 Canadian Dollars;

(xiii) all Contracts to which any government or state-owned entity is a direct party other than Contracts entered into in the Ordinary Course consistent with the Company’s standard forms;

(xiv) all Contracts restricting or otherwise impairing (including by requiring the consent or approval of any third party) in any material respect the consummation of the transactions contemplated hereby, other than the Shareholders Agreement;

(xv) all intercompany agreements and arrangements (including those relating to goods, services and other rights) between any of the Sellers or their respective Affiliates, on the one hand, and the Transferred Companies, on the other hand, other than historical intercompany agreements and arrangements no longer in force, the Shareholders Agreement and employment agreements;

(xvi) all Contracts, including evidence of receivables or payables, relating to any transaction between or pertaining to any of the Transferred Companies and any director, officer or owner of more than 5% of the shares in the capital of the Company or any family member of the foregoing, other than historical intercompany agreements and arrangements no longer in force, the Shareholders Agreement, employment agreements and option agreements;

(xvii) all Contracts with Top Customers and Top Suppliers, other than all purchase orders entered into in the Ordinary Course, which have been disclosed separately to the Buyer’s Representatives;

(xviii) all Contacts evidencing Indebtedness; and

(xix) any other Contract or group of Contracts that, if terminated or subject to a default by any party thereto, would, individually, in the case of an individual Contract, or in the aggregate, in the case of a group of related Contracts, reasonably be expected to result in a Material Adverse Effect.

All such material Contracts, including the Contracts listed in clauses (i) through (xix), are referred to herein as the “Material Contracts.”  Prior to the date hereof, the Company has made available to the Buyer, or its Representatives, copies of all written Material Contracts and accurate written descriptions of all material terms of all oral Material Contracts, in each case as amended to the date hereof.

(b) Except as disclosed in Section 4.4 of the Disclosure Schedule, all of the Material Contracts are, and will be immediately following the Closing, in full force and effect and are enforceable against the Transferred Companies and, to the Knowledge of the Company, each other party thereto in accordance with the terms thereof, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other applicable Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.  There does not exist under any Material Contract any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of any of the Transferred Companies or their respective Affiliates or, to the Knowledge of the Company, any other party thereto, except as set forth in Section 4.15(b) of the Disclosure Schedule.  To the Knowledge of the Company, there are no disputes pending or threatened under any Material Contract.

(c) Each customer of the Company that has not entered into a written Contract with the Company has “clicked through” or otherwise agreed to an on-line customer service agreement with the Company of one of its predecessors in interest.  A true and complete copy of the current version of the Company’s “clicked through” on-line customer service agreement is set forth in Section 4.15(c)(i) of the Disclosure Schedule.  Each written Contract entered into by a customer of the Company conforms to the Company’s standard form customer agreement, a true and complete copy of which is set forth in Section 4.15(c)(ii) of the Disclosure Schedule, except for such changes thereto as the Company may agree from time to time for certain customers where such changes fall into a number of prescribed and internally authorized changes, and all such changes have, within the last two years, been approved by the Company’s General Counsel or other members of its legal department, or such customers are not Top Customers.  All such customer agreements (whether on-line or written) are, and will be immediately following the Closing, in full force and effect and are enforceable under Canadian law against each party thereto in accordance with the terms thereof, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other applicable Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law; it being understood that the Company and the Sellers make no representation or warranty as to the enforceability of such customer agreements with customers in jurisdictions outside of Canada and it being further understood that the Company and Sellers are not making any representations in respect to the authority of any individual who may have “clicked through” or otherwise agreed to an on-line customer service agreement with the Company to bind the applicable customer named in the purchase information submitted in conjunction with the “clicking through” or other acceptance of such on-line customer service agreement.

(d) Other than pursuant to the Shareholders Agreement or powers of attorney granted to the Secretary of the Company as required in connection with the issuance and exercise of options by employees of the Company, there are no outstanding powers of attorney in favor of any Person granted by or relating to any Transferred Company.

Section 4.16 Territorial Restrictions.  Except as set forth in Section 4.16 of the Disclosure Schedule, neither the Company nor the Subsidiary is restricted by any agreement or understanding with any Person from carrying on the Business anywhere in the world or from expanding the Business in any way or entering into any new businesses except as limited by generally applicable Law, such as export control laws.

Section 4.17 Absence of Changes.  Other than as set forth in Section 4.17 of the Disclosure Schedule, since September 30, 2010, the Company and the Subsidiary have conducted their respective businesses only in the Ordinary Course, and neither the Company nor the Subsidiary has experienced any event or condition and, to the Company’s Knowledge, no event or condition is threatened that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect.  Other than as set forth in Section 4.17 of the Disclosure Schedule or as contemplated by this Agreement, (a) since September 30, 2010, none of the actions or events prohibited or circumscribed by Section 6.2 has been taken or has occurred and (b) since December 31, 2009, none of the actions or events prohibited or circumscribed by Sections 6.2(a) (except for the Encumbrances set forth in Section 4.18 of the Disclosure Schedule), 6.2(b), 6.2(e) through (g), 6.2(h) (except for such actions or events with respect to the issuance, cancellation or exercise of options under the Option Plan), 6.2(i), 6.2(l) through 6.2(n), 6.2(q), 6.2(s) through (u) and 6.2(v) (but only to the extent related to the aforementioned Sections) has been taken or has occurred.

Section 4.18 Assets; Title to Property.  The assets of the Transferred Companies constitute all the assets and properties owned or used by the Transferred Companies in the conduct the Business as currently conducted.  Other than as disclosed in Section 4.18 of the Disclosure Schedule, each of the Transferred Companies has and, immediately following the Closing, will continue to have (i) a valid and binding leasehold interest in the real property it leases and (ii) good title to the personal tangible property it owns or leases, in each case free and clear of all Encumbrances, except other Permitted Encumbrances.

Section 4.19 Real Property.  (a) Prior to the date hereof, the Company has delivered to the Buyer, or its Representatives, complete and accurate copies of each of the leases or subleases governing the Leased Real Property and any documents or instruments affecting the rights or obligations of any of the parties thereto.  Neither the Company nor the Subsidiary owns any real property.

(b) Except as set forth in Section 4.19(b) of the Disclosure Schedule, the Leased Real Property is, to the Knowledge of the Company, in good operating condition and repair, subject to normal wear and tear, given the age of the Leased Real Property, and is, to the Knowledge of the Company, free of any material defects, with no material alterations or repairs required thereto under applicable Law or insurance company requirements, subject to normal wear and tear.

(c) Except as set forth in Section 4.19(c) of the Disclosure Schedule, to the Knowledge of the Company, the occupancy, use and operation of the Leased Real Property by the Company has complied and complies, in all material respects, with all Laws and Governmental Authorizations and does not violate in any material respect any instrument of record or agreement affecting such Leased Real Property.

(d) To the Knowledge of the Company, there are no pending or threatened appropriation, condemnation, eminent domain or like proceedings relating to the Leased Real Property.

(e) To the Knowledge of the Company, none of the Leased Real Property has suffered any damage by fire or other casualty that has not heretofore been repaired and restored in all material respects, except for damage fully covered by insurance, other than deductibles and self insured retentions, in each case specified pursuant to Section 4.23.

(f) All subleases governing the Leased Real Property to which a Transferred Company is a party have been entered into with the consent of the relevant landlord.

Section 4.20 Personal Property.  All personal tangible property (including equipment) used by any of the Transferred Companies is in a condition suitable for its intended function, except for normal wear and tear.

Section 4.21 Operation of the Business.  No part of the Business is currently operated through any entity other than the Transferred Companies.  The Company has no branch, place of business or permanent establishment outside Canada and has not authorized any Person outside Canada to legally bind the Company.  The Subsidiary has no branch, place of business or permanent establishment outside the Republic of Ireland, and has not authorized any Person outside the Republic of Ireland to legally bind the Subsidiary, other than the officers of the Company.

Section 4.22 Absence of Liabilities and Indebtedness. (a)  Except as specifically reflected, reserved against or otherwise disclosed on the Most Recent Financial Statements and except as set forth in Section 4.22(a) of the Disclosure Schedule, no Transferred Company has any Liabilities that would not be required by Canadian GAAP to be reflected on the Most Recent Financial Statements other than those that were incurred since the date of the Most Recent Financial Statements in the Ordinary Course.

(b) Section 4.22(b) of the Disclosure Schedule is a complete and accurate list of all Indebtedness of the Transferred Companies, including (i) the name of the applicable lender or issuing bank, (ii) the outstanding principal amount for each item of Indebtedness scheduled and (iii) any and all Encumbrances and guarantees provided in connection with each item of Indebtedness scheduled.  Except as set forth in Section 4.22(b) of the Disclosure Schedule, none of the Transferred Companies has any Indebtedness.  None of the Transferred Companies or their respective Affiliates has granted any Encumbrance on any of the assets of the Transferred Companies or provided any guarantee of Indebtedness that will continue to be in effect after payment of any Indebtedness set forth in Section 4.22(b) of the Disclosure Schedule.

Section 4.23 Insurance.  (a) Set forth in Section 4.23(a) of the Disclosure Schedule, and other than the Compensation Plans, is a complete and accurate list of (i) all insurance policies covering the properties, assets, employees and operations of the Transferred Companies (including title insurance, “directors’ and officers’” insurance, “key person” insurance and workers’ compensation insurance), specifying (A) name of insurer, (B) policy number, (C) term of coverage, (D) property or risk covered, (E) appraised value of covered property to the extent available, (F) per occurrence and annual deductibles or self insured retention and aggregate limits of liability, (G) annual premiums and amount of annual premiums that are prepaid and (ii) all claims made under each such policy, other than medical claims by Employees.

(b) All of such policies or renewals thereof are in full force and effect and, to the Knowledge of the Company, except as set forth in Section 4.23(b) of the Disclosure Schedule, will continue in full force and effect with respect to the properties, assets, employees and operations of the Transferred Companies immediately following the Closing.  To the Knowledge of the Company, nothing has occurred that would render any such insurance policy void or unenforceable.  All premiums currently payable or previously due with respect to such policies have been paid and, to the Knowledge of the Company, no Transferred Company will have any liability for any premium adjustments, audits or other retroactive adjustments related to any period prior to the Closing Date.  The limits of coverage under such insurance policies have not been exhausted or reduced.  None of the Transferred Companies or their respective Affiliates has received any written notice of cancellation or termination, or any written notice of non-coverage, reservation of rights or rejection of tender for any outstanding claim with respect to any such insurance policy.  Such insurance policies are sufficient for compliance with all requirements of applicable Law and all agreements to which any Transferred Company is a party or to which any of its properties or assets are subject.  No such insurance policy contains a provision that would permit the termination, limitation, lapse, exclusion or change in the terms of coverage of such insurance policy (including change in the limits of liability) by reason of the consummation of the transactions contemplated hereby.  Prior to the date hereof, the Company has made available to the Buyer, or its Representatives, true and complete copies of all such insurance policies and any insurance broker agreements.

Section 4.24 Customers and Suppliers.  (a)  Set forth in Section 4.24(a) of the Disclosure Schedule, or as provided separately to the Buyer’s Representatives, is a complete and accurate list of the 15 largest customers of the Transferred Companies, taken as a whole, by revenue for the period beginning on November 1, 2009 and ending on October 31, 2010  (collectively, the “Top Customers”).  As of the date hereof, except as set forth in Section 4.24(a) of the Disclosure Schedule, none of the Top Customers has given notice to any of the Transferred Companies or their respective Affiliates that, and the Company has no Knowledge that (provided that Knowledge shall be limited to the actual knowledge of the Company without inquiry), any Top Customer intends to reduce its purchases of goods or services from any Transferred Company, to make any modification or change in or to terminate its business relationship with any Transferred Company; provided, however, that, other than as to whether any notice to, or consent from, any such Person is required in connection with the transactions contemplated in this Agreement, the Transferred Companies and the Sellers make no representation as to the ramifications on the relationship with any of the customers of the Transferred Companies as a result of the intended transactions contemplated herein and specifically the acquisition of the Transferred Shares by the Buyer.  Except as set forth in Section 4.24(a) of the Disclosure Schedule, none of the Transferred Companies or their respective Affiliates has had any material disputes during the one year period prior to the date hereof with, and no claims against or relating to any Transferred Company have been made by, any Top Customer.  The Transferred Companies are the customer of record of all telephone numbers issued to any of its customers in connection with the Business and obtain all such telephone numbers from licensed telecommunications carriers.

(b) Set forth on Schedule 4.24(b) of the Disclosure Schedule, or as provided separately to the Buyer’s Representatives, is a complete and accurate list of the 10 largest suppliers of the Transferred Companies, taken as a whole, by expense for the period beginning on November 1, 2009 and ending on October 31, 2010 (collectively, the “Top Suppliers”).  As of the date hereof, none of the Top Suppliers has given notice to any of the Transferred Companies or their respective Affiliates that, and the Company has no Knowledge that (provided that Knowledge shall be limited to actual knowledge of the Company without inquiry), any Top Supplier intends to alter or change the pricing of or any material terms with respect to its supply of goods or services to any Transferred Company, or to terminate its business relationship with any Transferred Company; provided, however, that, other than as to whether any notice to, or consent from, any such Person is required in connection with the transactions contemplated in this Agreement, the Transferred Companies and the Sellers make no representation as to the ramifications on the relationship with any of the suppliers of the Transferred Companies as a result of the intended transactions contemplated herein and specifically the acquisition of the Transferred Shares by the Buyer.  None of the Transferred Companies or their respective Affiliates has had any material disputes during the one year period prior to the date hereof with, and no claims against or relating to any Transferred Company have been made by, any Top Supplier.

Section 4.25 Products Liability and Warranty Claims.  Prior to the date hereof, the Company has made available to the Buyer, or its Representatives, true and complete copies of the standard terms and conditions of sale for each of the services of the Transferred Companies (containing applicable guaranty, warranty and indemnity provisions).  No service rendered by or on behalf of, any Transferred Company is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions.  Each Transferred Company’s obligations for guaranty, warranty or other indemnity for services rendered by or on behalf of, such Transferred Company are fully and adequately reserved against, as reflected in the Historical Financial Statements.  None of the Transferred Companies has any Liability in respect of any service rendered, other than in the Ordinary Course, by or on behalf of such Transferred Company or any predecessor, in each case prior to Closing.  Other than in the Ordinary Course, none of the Transferred Companies has entered into, or offered to enter into, any Contract pursuant to which such Transferred Company is or will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer.  All such payments or arrangements are reflected in the Historical Financial Statements.

Section 4.26 Investment Canada Act.  The value of the assets of the Transferred Companies, calculated in the manner prescribed by the Investment Canada Act, is less than $299 Million Canadian Dollars and none of Transferred Companies is a cultural business (as such term is defined in the Investment Canada Act).

Section 4.27 Competition Act.  The Transferred Companies, together with their respective affiliates (as defined in the Competition Act (Canada)) do not have assets in Canada that exceed $150 Million Canadian Dollars or annual gross revenues from sales in, from and into Canada that exceed $75 Million Canadian Dollars, in either case, as determined pursuant to section 109 of the Competition Act (Canada).

Section 4.28 Finders’ Fees.  Except for Stifel Nicolaus Weisel, whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any of the Company or its Affiliates who might be entitled to any fee or commission from any of the Company or its Affiliates in connection with the transactions contemplated hereby.

Section 4.29 Disclosure.  No representation or warranty or other statement made with respect to any of the Transferred Companies in this Agreement (including its Schedules), any Ancillary Agreement, the Historical Financial Statements or any certificate delivered pursuant to the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty or other statement, in light of the circumstances in which it was made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

Section 5.1 Organization.  The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.  The Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted.  The Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.  The Parent has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted.

Section 5.2 Authorization.  Each of the Buyer and the Parent has full corporate or similar power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by each of the Buyer and the Parent of this Agreement and each of the Ancillary Agreements to which it is a party has been duly and validly authorized by the Buyer and the Parent and no additional corporate, shareholder or other similar authorization or consent is required in connection with the execution, delivery and performance by the Buyer or the Parent of this Agreement or any of the Ancillary Agreements to which it is a party.

Section 5.3 Consents and Approvals.  No consent, approval, waiver, authorization, notice or filing is required to be obtained by the Buyer, the Parent or any of their respective Affiliates from, or to be given by the Buyer, the Parent or any of their respective Affiliates to, or made by the Buyer, the Parent or any of their respective Affiliates with, any Government Entity or other Person in connection with the execution, delivery and performance by the Buyer and the Parent of this Agreement or any of the Ancillary Agreements to which they are a party, and, assuming the accuracy of the information provided by the Company, there are no pre-merger notifications or approvals required pursuant to the Investment Canada Act, Competition Act (Canada) or U.S. Antitrust Laws in connection with the transactions contemplated herein.

Section 5.4 Non-Contravention.  The execution, delivery and performance by each of the Buyer and the Parent of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision their Organizational Documents, (ii) conflict with, or result in the breach of, or effect or give rise to any license under, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of the Buyer or the Parent under, or result in a loss of any benefit to which the Buyer or the Parent is entitled under, or result in the imposition of any obligation under, any material contract, agreement or arrangement to which it is a party or result in the creation of any Encumbrance upon any of its assets or (iii) violate or result in a breach of or constitute a default under any Law to which the Buyer or the Parent is subject.

Section 5.5 Binding Effect.  This Agreement and each of the Ancillary Agreements to which the Buyer or the Parent is a party, when executed and delivered by the Company, the Sellers and/or the other parties thereto, will constitute a valid and legally binding obligation of the Buyer and the Parent enforceable against it in accordance with its terms, except insofar as (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other applicable Laws affecting creditors’ rights generally and (ii) the availability of equitable remedies such as specific performance and injunction may be limited by applicable Law and the discretion that a court may exercise in granting the same.

Section 5.6 No Litigation.  There is no civil, criminal or administrative notice, demand, charge, claim, hearing, action, suit, proceeding, notice of violation, inquiry or investigation from, by or before any Government Entity, to the Knowledge of the Buyer or the Parent, pending or threatened against the Buyer or the Parent, which, if determined adversely to the Buyer or the Parent, would prevent the Buyer from paying, and the Sellers from irrevocably receiving and retaining for their benefit (subject only to claims hereunder), the Purchase Price to the Sellers pursuant to this Agreement, and the Buyer and the Parent has no Knowledge of any existing ground on which any such action, suit, litigation or proceeding would reasonably be commenced with any reasonable likelihood of success.

Section 5.7 No Financing.  The Buyer or the Parent has adequate cash and/or equivalents on hand to complete the transactions contemplated by this Agreement and pay the Purchase Price without the requirement for any third party financing.

Section 5.8 Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Buyer, the Parent or any of its Affiliate who might be entitled to any fee or commission from the Buyer in connection with the transactions contemplated hereby.

ARTICLE VI

COVENANTS

Section 6.1 Access and Information.  Subject to, and in accordance with, the terms and conditions of the Confidentiality Agreements, from the date hereof until the Closing, the Company shall, and shall cause the Subsidiary to, make full disclosure to the Buyer and its Permitted Representatives (as defined in the Confidentiality Agreements) of all the information that is reasonably requested by the Buyer with regard to the Transferred Companies.  Notwithstanding the preceding sentence, nothing in this Agreement or any other agreement between the Parties shall obligate the Company or the Subsidiary to disclose to the Buyer, or its agents or representatives, prior to the Closing, any information concerning (a) the Mutual Litigation, (b) source code for any software owned or used by the Transferred Companies, or (c) the names or other identifying information (email, phone, mailing or IP address, etc.) of any customers (except in the case of a random sampling of an agreed upon number of customers performed by an independent third party agent of Buyer for verification purposes only).  No investigation pursuant to this Section shall alter any representation or warranty given hereunder by the Sellers or the Company.  All requests for information made pursuant to this Section shall be directed to the Sellers’ Representative or such Person or Persons as may be designated by the Sellers’ Representative.  All information received pursuant to this Section shall be governed by Section 6.10 and the Confidentiality Agreements, together with any other agreement entered into regarding the confidentiality and/or dissemination of information of the Company to the Buyer or to its counsel.  Notwithstanding any provision to the contrary, if, in the opinion of counsel to the Company, it may be potentially harmful to disclose certain documents or information to the Buyer, having regards to the competitive and/or litigation position of the Company in the event the Closing is not consummated pursuant to this Agreement, then such documents or information shall not be provided to the Buyer, the Parent or any of their Representatives.

Section 6.2 Conduct Prior to the Closing.  During the period from the date hereof to the Closing, except as otherwise contemplated hereby or with the Buyer’s prior written consent the Company shall, and shall cause the Subsidiary to, conduct the Business in the Ordinary Course and use commercially reasonable efforts to preserve intact the Business and its relationship with its employees, sales representatives, customers, suppliers, creditors and other third parties with which any of the Sellers, the Transferred Companies or their respective Affiliates transacts business.  During the period from the date hereof to the Closing, except as otherwise contemplated hereby, in connection with the completion of the Reorganization or with the Buyer’s prior written consent (which consent shall not be unreasonably withheld), the Company shall not, and shall cause the Subsidiary not to:

(a) incur, create or assume any Encumbrance on any of the assets of the Transferred Companies except a Permitted Encumbrance;

(b) sell, lease, license, transfer or dispose of any material assets of the Transferred Companies;

(c) terminate, extend or modify any Material Contract, other than pursuant to Section 6.13;

(d) enter into any Material Contract;

(e) declare, set aside, make or pay any dividend or other distribution on any shares in the capital of the Transferred Companies, other than a dividend or other distribution by the Company prior to the Closing Date as contemplated herein;

(f) amend the Organizational Documents of the Transferred Companies;

(g) make any change in the accounting methods, policies, practices and procedures of any of the Transferred Companies, except insofar as may be required by a generally applicable change in Canadian GAAP;

(h) except as contemplated by Section 6.15(c) issue, sell, pledge, transfer, dispose of or Encumber any shares in the capital of the Transferred Companies or securities convertible into or exchangeable for any such shares, or any rights, warrants, options, calls or commitments to acquire any such shares or other securities;

(i) split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any outstanding securities of the Transferred Companies, other than as may be required in connection with the Reorganization;

(j) dispose of or permit to lapse any rights in, to or for the use of any Intellectual Property used in the Business as currently conducted other than in the Ordinary Course, or disclose to any Person, other than pursuant to this Agreement, not an Employee any Intellectual Property used in the Business as currently conducted not heretofore a matter of public knowledge, except pursuant to judicial or administrative process or obligations of the applicable Transferred Company contained in a written confidentiality agreement existing as of the date hereof;

(k) hire any additional Employees, or enter into, establish, adopt, terminate, amend, modify or renew (or communicate in writing or orally any intention to take such action) any arrangement that would have been a Compensation Plan had it been established at the time of this Agreement, or grant any salary, wage or other compensation increase, increase any wage, payment, benefit or perquisite (including by making any incentive or bonus payments), or forgive any outstanding loans or extensions of credit to any Employee, except (i) for changes that may be required by applicable Law; provided, however, that the Buyer is notified in advance of such change, and (ii) to satisfy contractual obligations to the extent existing as of the date hereof that are listed on in Section 6.2(k) of the Disclosure Schedule;

(l) except as contemplated by Section 6.15(c), take any action to accelerate the payment, funding or vesting of any pension, retirement, savings, profit sharing, deferred compensation, severance, consulting, bonus, group insurance or other compensation or benefits payable thereunder;

(m) assume or enter into any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization;

(n) (i) incur any additional Indebtedness or issue any debt securities or assume, guarantee or endorse any obligations of any other Person, or (ii) make any material loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in amounts not material to the maker of such loan or advance);

(o) settle any material pending or threatened claims, actions, suits, proceedings, arbitrations or other disputes;

(p) make any capital expenditure other than capital expenditures in the Ordinary Course and, in any event, not in excess of $100,000 in the aggregate;

(q) permit any Transferred Company to adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(r) (i) make or rescind any election relating to Taxes of the Company or any other Transferred Company; (ii) file any material amended income Tax Return of, or claim for refund for, any Transferred Company; (iii) enter into or agree to any private letter ruling, closing agreement or similar ruling or agreement with the Internal Revenue Service or any other taxing authority or settle any audit or proceeding with respect to an amount of Taxes owed by any Transferred Company;

(s) acquire (by merger, consolidation or acquisition of shares or assets) any corporation, partnership, limited liability company or other Person or division thereof or any equity interest therein;

(t) cancel, waive, release, discount or compromise any material debt or claim or waive any rights of material value to any Transferred Company without such Transferred Company receiving a realizable benefit of similar or greater value, or voluntarily suffer any extraordinary loss;

(u) terminate or permit to lapse any Governmental Authorization; or

(v) authorize or enter into any agreement or commitment with respect to any of the foregoing.

Each of the Parties hereby acknowledges and agrees that, if the Closing occurs on the date of this Agreement, no Party shall have any Liability to any other Party arising out of a breach of this Section 6.2.

Section 6.3 Reasonable Best Efforts.  (a) Each of the Parties hereto shall use their respective reasonable best efforts to fulfill as promptly as practicable the conditions precedent to the obligations hereunder of the Buyer or the Sellers, as the case may be, including obtaining, giving or making, as applicable, all consents, approvals, waivers, authorizations, notices and filings required in connection with the transactions contemplated hereby.  The Company and the Buyer will consult and cooperate with one another in good faith in connection therewith, including by providing drafts of any requests for consents, approvals, waivers and authorizations, and of any notices or filings, to the Buyer (in the case of the Company) or the Sellers’ Representative (in the case of the Buyer) and their respective advisors and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith.

(b) Notwithstanding the foregoing, the Parties agree that, to the extent any filings or submissions are required by the Competition Act (Canada), the Investment Canada Act or U.S. Antitrust Laws after Closing, the Buyer shall be entitled to control and direct the making of any such filings and submissions and the resolution of any investigation or other inquiry by any Government Entity under such Laws with respect to the transactions contemplated hereby, in each case consulting with the Sellers’ Representative, as appropriate, and the Sellers shall furnish to the Buyer all information reasonably necessary or desirable in connection therewith after Closing.  Each of the Buyer and the Company shall promptly inform the Sellers’ Representative (in the case of the Buyer) or the Buyer (in the case of the Company) of any communication with, and any proposed undertaking, understanding or agreement with, or condition of, any Government Entity with respect to the transactions contemplated hereby.

Section 6.4 Tax Matters.  (a)  Tax Returns.  The Sellers shall, in accordance with past practice of the applicable Transferred Company (or the applicable Holdco), prepare, or cause to be prepared, when due all Tax Returns that are required to be prepared by or with respect to the Transferred Companies (or, if such Seller is a Reorganization Party, the applicable Holdco) for taxable years or periods ending on or before the Closing Date and the Buyer shall file or cause to be filed when due such Tax Returns.  The Sellers shall provide drafts of all such Tax Returns to the Buyer for its review at least 30 days prior to their respective due dates, shall consider in good faith all reasonable comments of the Buyer and shall reasonably cooperate with the Buyer so that any Tax elections made in connection with the Reorganization do not have any adverse effect on the Company, the Buyer or the Parent.  The Buyer shall prepare and file, or cause to be prepared and filed, when due, all Tax Returns that are required to be filed by or with respect to the Transferred Companies for taxable years or periods ending after the Closing Date.  The Sellers shall, subject to the last sentence of this Section, timely pay all Taxes imposed on the Transferred Companies (or, if such Seller is a Reorganization Party, the applicable Holdco) for the periods, or portions thereof, ending on or before the Closing Date, and the Buyer shall timely pay all Taxes imposed on the Transferred Companies for the periods, or portions thereof, beginning after the Closing Date.  The covenants of the Sellers contained in this Section 6.4(a) are several, and not joint or joint and several, and the liability of each Seller under this Section shall not exceed its Proportionate Amount of such liability up to its Proportionate Amount of the Aggregate Indemnity Cap.  The Parties acknowledge and agree that the Tax Payables of the Transferred Companies for the taxable years or periods ending on or before the Closing Date are treated as Current Liabilities of the Company, and related cash set aside for the payment of such Tax Liabilities is included as a Current Asset, in each case for purposes of calculating Working Capital, and Buyer covenants that it will cause such cash, to the extent included as a Current Asset in the Closing Date Working Capital, to be allocated to the payment of such Tax Liabilities in the Ordinary Course after the Closing or, to the extent not required for such purpose, to be paid to the Sellers’ Representative or his nominee, for distribution to the Sellers, in full satisfaction of the Buyer’s payment obligations to the Sellers under this Section 6.4(a), by wire transfer of immediately available funds to an account designated by the Sellers’ Representative.

(b) Information.  Until the expiration of all periods allowed for objecting to or appealing from the final determination of any proceedings relating to any assessment or reassessment of the Transferred Companies in respect of the Tax Returns that are required to be prepared by or with respect to the Transferred Companies for taxable years or periods ending on or before the Closing Date, the Sellers and the Buyer agree to furnish or cause to be furnished to the Buyer (in the case of the Sellers) or the Sellers’ Representative (in the case of the Buyer), promptly upon reasonable request, such information and assistance relating to the Transferred Companies as is reasonably necessary in connection with the filing of any Tax Returns or elections related to Taxes, the preparation for any audit by any taxing authority, the response to any inquiry by a taxing authority, the mailing or filing of any notice and the prosecution or defense of any claim, suit or proceeding relating to any Tax Returns or any other filing required to be made with any taxing authority or any other matter related to Taxes.  In addition, the Buyer and the Sellers agree to maintain or arrange for the maintenance of all records necessary to comply with this Section 6.4 for a period of seven years from the Closing Date (or such longer period as may be reasonably requested in writing by the Buyer or the Sellers’ Representative) and each Party agrees to afford the other reasonable access to such records during normal business hours.

(c) Transfer Taxes.  Any excise, sales, use, value-added, goods and services, harmonized sales, transfer, stamp, documentary or other similar Taxes and fees (collectively, the “Transfer Taxes”), that are payable or that arise as a result of the consummation of the transactions contemplated hereby, and any recording or filing fees with respect thereto, will be borne by the Sellers in their respective Proportionate Amounts.  The party that has the primary legal responsibility for the payment of any particular Transfer Tax shall prepare and timely file all relevant Tax Returns required to be filed in respect of such Transfer Tax and pay the Transfer Tax shown on such Tax return.

(d) No Changes in Tax Filings.  The Buyer hereby covenants and agrees with the Sellers and the Transferred Companies that, during the period commencing on the Closing Date and ending on the date that is six years from the Closing Date, it shall not take any actions without the consent of the Sellers’ Representative (exercised in their sole discretion) to cancel, terminate, supplement or amend the Tax Returns prepared by the Company, except as required by Law.  In furtherance of Section 6.15(c), the Buyer hereby covenants and agrees with the Sellers and the Transferred Companies that the Buyer (a) shall, and shall cause the Company to, make the applicable elections under draft paragraph 110(1.1)(a) of the Income Tax Act (Canada) to forego the deduction of payments made to retire employee stock options pursuant to Section 6.15(c), and (b) shall not, and shall cause the Transferred Companies not to, rescind, amend or otherwise modify or seek to nullify any such election.

(e) Distribution of Refunds.  If, following the Closing Date, any Transferred Company receives any amount payable to such Transferred Company by any Government Entity in respect of a Tax Receivable that is in excess of the amount of such Tax Receivable included as a Current Asset in the Closing Date Working Capital in respect of any taxation or deemed taxation period or year ending on or prior to the Closing Date (and without duplication of any payment made by the Buyer to the Sellers pursuant to the last sentence of Section 6.4(a) hereof), then the Buyer shall, within 10 Business Days after the receipt of such amount, cause the Company to pay to the Sellers’ Representative or his nominee, for distribution to the Sellers, in full satisfaction of the Buyer’s payment obligations under this Section 6.4(e), such excess amount by wire transfer of immediately available funds to an account designated by the Sellers’ Representative.  Any payment made to the Sellers pursuant to this Section shall be treated as an adjustment to the Purchase Price for Tax purposes.  The Buyer shall make good faith, commercially reasonable efforts to collect all Tax refunds payable to any Transferred Company in respect of any taxation or deemed taxation period or year ending on or prior to the Closing Date.

Section 6.5 Employee Benefits.  (a)  The Company shall cooperate with the Buyer in making any and all appropriate government filings, giving employee notices or taking any other actions reasonably necessary to maintain, amend, terminate and administer the Compensation Plans as the Buyer deems fit.

(b) Prior to making any written or oral communications to any Employee pertaining to compensation or benefit matters that are affected by the transactions contemplated hereby, the Company shall provide the Buyer with a copy of the intended communication, the Buyer shall have a reasonable period of time to review and comment on the communication, and the Buyer and the Company shall cooperate in providing any such mutually agreeable communication.  Notwithstanding the foregoing, the Parties agree that the Buyer shall be entitled to control all such communications to Employees regarding 2010 Employee Bonuses in its sole discretion; provided, however, that the Buyer shall provide the Sellers’ Representative with a copy of the intended communication.

Section 6.6 Ancillary Agreements.  At the Closing, each of the Sellers and the Company shall execute each Ancillary Agreement to which it is a party, and the Buyer shall execute and deliver each of the Ancillary Agreements to which it is a party.

Section 6.7 Further Assurances.  From time to time after the Closing Date, each Party shall, and shall cause its Affiliates to, promptly execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by the Buyer or the Sellers, as the case may be, and necessary for the requesting party to satisfy its obligations hereunder or to obtain the benefits of the transactions contemplated hereby.

Section 6.8 Notification.  From the date hereof until the Closing, (a)  the Company and the Sellers, on the one hand, and the Buyer, on the other hand, (the “First Party”) shall promptly notify the other (the “Other Party”) in writing if the First Party or its respective Affiliates becomes aware of any fact or condition that causes or constitutes a material breach of any of the representations and warranties of such First Party as of the date hereof, or if any First Party or their respective Affiliates becomes aware of the occurrence after the date hereof of any fact or condition that could (except as expressly contemplated hereby) cause or constitute a breach of any of the representations and warranties of the First Party had such representation and warranty been made as of the time of occurrence or discovery of such fact or condition, and (b) the Other Party shall promptly notify the First Party (or the Sellers’ Representative in the case of the Company or the Sellers) in writing if the Other Party becomes aware of any such fact, condition or occurrence with respect to the representations and warranties of the First Party.  During the same period, (i) the First Party shall promptly notify the Other Party of the occurrence of any breach of any covenant, agreement, undertaking or obligation of the First Party contained in this Agreement or of the occurrence of any event that may make the satisfaction of any of the conditions in Article VI impossible or not reasonably likely, and (ii) the Other Party shall promptly notify the First Party (or the Sellers’ Representative in the case of the Company or the Sellers) of the occurrence of any breach of any covenant, agreement, undertaking or obligation of the First Party contained herein or of the occurrence of any event that may make the satisfaction of any condition in Article VII impossible or not reasonably likely.  Notwithstanding anything herein to the contrary, if the Buyer or any of the Seller or the Company fails to timely perform any of its notification obligations under this Section, such party’s rights hereunder shall only be affected to the extent such failure has a material prejudicial effect on the defenses or rights of the other party.

Section 6.9 No Shop.  Until the earlier of the termination of this Agreement and the Closing, the Sellers and the Company shall not, and shall cause their respective Affiliates and Representatives not to, directly or indirectly, (i) solicit any inquiries or proposals, or enter into any discussions, negotiations, understandings, arrangements or agreements, relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Transferred Shares or the Business to any Person other than the Buyer or its Affiliates, or (ii) knowingly disclose, directly or indirectly, to any Person any confidential information concerning the Company, the Subsidiary or the Business except as necessary to conduct the Business in the Ordinary Course.  If any of the Sellers, the Transferred Companies or their respective Affiliates receives an offer for such a transaction, the Company will provide the Buyer with notice thereof as soon as practicable after receipt thereof, which notice may, in the Company’s sole discretion, include the identity of the prospective buyer or soliciting party.

Section 6.10 Confidentiality.  (a)  Each of the Sellers shall, and shall cause its Affiliates to, treat as confidential and shall safeguard any and all information, knowledge and data included in the assets of each Transferred Company, in each case by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as such Seller or its Affiliates used with respect thereto prior to the execution of this Agreement.

(b) The Buyer and the Sellers acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of any Seller, or becomes available on a non-confidential basis from a source other than a party owing a duty of confidentiality so long as such source is not known by any Seller to be bound by a confidentiality agreement with or other obligations of secrecy to the Buyer or any Transferred Company or required to be disclosed by a Government Entity.

(c) The Parties hereby agree that the confidentiality obligations outlined in this Section 6.10 shall be in addition to, and not in substitution for, the Confidentiality Agreements.  In the event of a breach of the confidentiality obligations hereunder by the Buyer or any of the Sellers, the Sellers or the Buyer, as the case may be, in addition to all other available remedies, will be entitled to injunctive relief to enforce the provisions of this Section in any court of competent jurisdiction.

Section 6.11 Additional Financial Statements; Reissuance of Financial Statements.  (a)  The Company will prepare and furnish to the Buyer as soon as they become available, and in any event, not later than 15 days after the end of each month, unaudited balance sheets and unaudited income statements for the Company and the Subsidiary for each full monthly period prior to the Closing and for the then current year-to-date.  The Company will prepare each of the additional unaudited financial statements on a proper and consistent basis in accordance with Canadian GAAP, subject to normal year-end adjustments and the absence of footnotes and similar presentation items therein, and shall cooperate with the Buyer in good faith to provide such other financial information as the Buyer reasonably requires to fulfill its reporting obligations under the applicable Securities Laws.

(b) As soon as practicable after the date hereof, but in no event more than 60 days following the Closing, the Company shall cause the Company’s auditors, Price Waterhouse Coopers (“PWC”), to (i) review the Most Recent Financial Statements and (ii) reissue the audited consolidated balance sheet and audited consolidated statement of income, changes in equity and cash flows for the Company and the Subsidiary as of and for the fiscal years ended December 31, 2009 and 2008 in accordance with Canadian GAAP with the inclusion of note disclosure on the U.S. GAAP and Canadian GAAP differences; provided, however, that the cost of such review and the relevant audit opinions (the “PWC Fees”) shall be borne by the Buyer and accordingly shall not, if applicable, be reflected in the Closing Date Working Capital Statement as a Current Liability; it being further understood that, if the Company is requested by the Buyer and agrees to commence the audit work contemplated under this Section 6.11(b) prior to Closing, then the Buyer shall pay the PWC Fees if the Closing does not occur.

Section 6.12 Updated Disclosure Schedule.  The Company shall update the Disclosure Schedule through the second Business Day prior to the Closing Date and a draft of the updated Disclosure Schedule shall have been delivered to the Buyer no later than 24 hours prior to the Closing Date; provided, however, that such update of the Disclosure Schedule shall not in any way affect the representations and warranties of the Company and the Sellers contained in this Agreement.

Section 6.13 Intercompany Contracts and Accounts.  Except as otherwise provided in this Agreement or set forth in Section 6.13 of the Disclosure Schedule, the Company and each of the Sellers (to the extent such Seller or any of its Affiliates is a party thereto) shall take all actions necessary to terminate, prior to or concurrent with the Closing, all Contracts between the Transferred Companies, on the one hand, and any of the Sellers or any of their Affiliates, on the other hand.  From and after the date hereof, each of the Sellers and their respective Affiliates shall conduct all transactions with the Transferred Companies only in the Ordinary Course, except as contemplated hereby.

Section 6.14 Payment of Acquisition Related Expenses and Distribution of Excess Cash.  Prior to the Closing, the Company shall pay to LaBarge Weinstein (to be set aside by LaBarge Weinstein in trust for payment conditional on Closing) an amount in respect of all Acquisition Related Expenses and the Company and the Sellers hereby irrevocably direct and shall cause LaBarge Weinstein to make the applicable payments promptly after Closing.  In the event that any Acquisition Related Expenses are not paid by the Company as of the Closing, such expenses shall be treated as Current Liabilities of the Company, and any cash set aside or retained by the Company against the payment of such expenses shall be treated as a Current Asset, for purposes of calculating Working Capital.  Subject to addressing the Acquisition Related Expenses (by payment or setting aside or retention of cash for payment as aforesaid), and immediately prior to Closing, the Company shall pay to LaBarge Weinstein (to be set aside by LaBarge Weinstein in trust for payment conditional on Closing) the balance of all cash and cash equivalents of the Company, other than an amount, based on the Company’s reasonable, good faith estimate (to be provided to the Buyer concurrently with the Estimated Working Capital Statement), required to be retained by the Company so as ensure that the Company’s Working Capital at Closing equals the Base Working Capital (the “Cash Distribution”); it being understood that the Option Holders’ aggregate pro rata share of the Cash Distribution, assuming the cancellation of all their respective options, shall be added to the amount of Acquisition Related Expenses held in trust by LaBarge.  The Company and the Sellers hereby irrevocably direct and shall cause LaBarge Weinstein to distribute to (a) the Escrow Agent, no later than the Business Day following the Closing, an amount equal to 50% of the Escrow Fees and (b) each Seller, promptly after Closing, (i) its pro rata share of the Purchase Price, less an amount equal to 50% of the Escrow Fees and (ii) its pro rata share of the Cash Distribution, and (c) each Minority Shareholder, subject to the terms and conditions of the Minority Purchase Agreement, (i) the applicable Purchase Price (as defined in the Minority Purchase Agreement) and (ii) its pro rata share of the Cash Distribution.  To the extent that any Acquisition Related Expenses are not paid prior to Closing and cash is left in the Company for the satisfaction of such Acquisition Related Expenses (and the foregoing resulting treatment of the Working Capital applies), then the Buyer shall promptly pay or cause the Company to promptly pay, any such Acquisition Related Expenses using such cash.

Section 6.15 Post Closing Covenants of the Buyer.  (a)  The Buyer hereby covenants and agrees with the Sellers and the Transferred Companies that, during the period commencing on the Closing Date and ending on the date that is three years from the Closing, it shall not take any actions to cancel, terminate, supplement, amend or let lapse the directors and officers insurance policy (policy number 15010937, underwritten by Creechurch International Underwriters Ltd.) without the prior written consent of the Sellers’ Representative, such policy having been fully pre-paid by the Company prior to the Closing.

(b) The Buyer hereby covenants and agrees with the Sellers and the Transferred Companies that, upon Closing, the Company shall cause all 2010 Employee Bonuses to be fully accrued as if fully earned to December 31, 2010 and treated as Current Liabilities of the Company for purposes of calculating Working Capital (and the related amounts set aside for payment of such 2010 Employee Bonuses as a Current Asset), and shall cause the applicable Transferred Company to pay to each Employee employed by such Transferred Company as at the Closing Date such Employee’s 2010 Employee Bonus in full and without deductions (other than applicable statutory deductions) on March 30, 2011; provided, however that such Employee remains employed by the Company on such date, except as set forth in Schedule F.  Within 10 Business Days after March 30, 2011, the Buyer shall provide a report to the Sellers’ Representative regarding all payments made in respect of 2010 Employee Bonuses.

(c) Immediately following the Closing, the Company shall send to all Option Holders a written communication under the Option Plan, pursuant to which each Option Holder will be notified that (i) his or her unvested options will be cancelled for a cash payment equal to the Fully Diluted Per-Share Price, multiplied by the number of shares issuable upon the exercise of such options, less the aggregate exercise price of such options, if a positive number, and discounted to reflect the time remaining until such options would have vested, and (ii) in respect of their vested options, the Option Holder shall be entitled to elect to require the Company to (A) cancel all (but not less than all) of his or her options awarded under the Option Plan for an amount in cash equal to (x) the Fully Diluted Per-Share Price, multiplied by the number of shares issuable upon the exercise of such options, less (y) the aggregate exercise price of such options, plus (z) his or her pro rata share of the Cash Distribution, if a positive number, or (B) deem all (but not less than all) of his or her options duly exercised, subject to payment of the aggregate exercise price of such options and the entry into a Minority Purchase Agreement, pursuant to which such Option Holder agrees to sell to the Buyer all shares issuable upon the exercise of such options for an amount in cash equal to the Per-Share Price, multiplied by such number of shares.  The Company’s written communication shall require all Option Holders to make their respective elections on or before the date that is three Business Days after the Closing and, in the absence of any such election or the delivery of a duly executed Minority Purchase Agreement with the Buyer within such period, such Option Holder shall be deemed to have elected to require the Company to cancel all his or her options as contemplated by Section 6.15(c)(ii)(A).  The Company and the Sellers hereby irrevocably direct and shall cause LaBarge Weinstein to pay or arrange to pay, no later than the second Business Day following the expiration of such three Business Day period, to such Option Holders, all amounts due in respect of the cancellation of all options awarded under the Option Plan (provided, however, that to the extent that such amounts are not paid through the Company’s payroll service, LaBarge Weinstein will provide the Company with all information regarding such payments as the Company may reasonably request).  In the event that less than the entire Option Retirement Amount is required for the retirement of the Options (as a result of the exercise of Options by some Option Holders and the resulting reduction in the proceeds payable to them), the balance of the Option Retirement Amount shall be retained by the Sellers’ Representative or his nominee to be used on account of, or distributed to, the Sellers.

Section 6.16 Guaranty of Parent.  (a)  The Parent hereby irrevocably, absolutely and unconditionally guarantees to the Sellers the prompt, complete and full performance, when due, of all of the Buyer’s covenants and obligations under this Agreement and the Ancillary

Agreements, including the Buyer’s obligation to make and deliver the Purchase Price and the Closing Adjustment Amount, if any, to the Sellers and the Buyer’s indemnification obligations in accordance with Article VIII, when the same shall become due and payable in accordance with the terms of this Agreement.  This guaranty shall be a continuing guaranty and shall remain in full force and effect until, and Parent’s Liability under this guaranty shall terminate upon, the termination of all of the Buyer’s covenants and obligations pursuant to, and in accordance with, this Agreement.  The Parent acknowledges that its obligations under this Section shall not be released or discharged in whole or in part by the insolvency, bankruptcy, liquidation, termination, dissolution, merger, consolidation or other business combination of the Buyer.  The guaranty contemplated in this Section 6.16 shall apply to any obligation of the Buyer hereunder, regardless of whether the Parent is specifically cited herein as being a party to such obligation. The Parent shall be liable as principal debtor and not solely as surety with respect to the performance of the obligations guaranteed hereunder.   The Sellers shall not be bound to exhaust their recourse against the Buyer or any other Person before being entitled to payment or other recourse under the guarantee provided by the Parent herein.  Without limiting the generality of the foregoing, the Parent shall promptly after Closing take all actions required of it, and cause its Affiliates to take all such actions required of them, to give effect to the terms of the Mutual Release, including the actions required in Section 3.1(e) thereof.

(b) The Parent represents and warrants to the Sellers as of the date hereof and as of the Closing Date:  (i) it is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, (ii) the execution, delivery and performance by the Parent of this Agreement and the Ancillary Agreements to which it is a party has been duly and validly authorized by the Buyer and the Parent and no additional corporate, shareholder or other similar authorization or consent is required in connection with the execution, delivery and performance by the Parent of this Agreement, and (iii) this Agreement and the Ancillary Agreements to which it is a party, when executed and delivered by the Company and the Sellers, will constitute a valid and legally binding obligation of the Parent enforceable against it in accordance with its terms, except insofar as (A) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other applicable Laws affecting creditors’ rights generally and (B) the availability of equitable remedies such as specific performance and injunction may be limited by applicable Law and the discretion that a court may exercise in granting the same.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to the Obligations of the Buyer and the Sellers.  The obligations of the Parties to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following conditions:  No Law shall be in effect prohibiting the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 7.2 Conditions to the Obligations of the Buyer.  The obligation of the Buyer to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a) Representations and Warranties.  Each of the representations and warranties of the Sellers contained in Sections 3.1 (Organization of Sellers), 3.2 (Authorization), 3.5 (Binding Effect) and 3.7 (Title to Purchased Shares) and each of the representations and warranties of the Company contained in Sections 4.1 (Organization of the Company), 4.2 (Authorization), 4.5 (Binding Effect), 4.6 (Transferred Companies; Capitalization), 4.26 (Investment Canada Act) and 4.27 (Competition Act) shall be true and correct in all respects and each of the other representations and warranties contained in this Agreement shall be true and correct in all material respects (except those representations and warranties qualified by “materiality” or words of similar meaning, which shall be true and correct in all respects) as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date).

(b) Covenants.  Each of the covenants and agreements of the Sellers and the Company to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c) No Proceedings.  There shall not be pending or threatened by or before any Government Entity any action, suit or proceeding challenging or seeking to restrain, limit or prohibit any of the transactions contemplated by this Agreement or any Ancillary Agreement or seeking to obtain from the Buyer in connection with the transactions contemplated hereby or thereby any damages or commitments or seeking to impose a Materially Burdensome Condition.

(d) Title.  There shall not have been made or threatened in writing by any Person any claim asserting that any Person other than the Sellers (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership interest in, the Transferred Shares, or (ii) is entitled to any portion of the Purchase Price.

(e) No Material Adverse Effect.  There shall not have occurred any event or condition that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect.

(f) Ancillary Agreements.  The Buyer shall have received a copy of each Ancillary Agreement to which any of the Sellers and/or the Company is a party (other than the Employment Agreements and the Noncompetition Agreements), duly executed and delivered by such Party.

(g) Certificate.  The Buyer shall have received a certificate, signed by the Sellers’ Representative and dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(h) Legal Opinion.  The Buyer shall have received an opinion of counsel to the Company, in form and substance reasonably satisfactory to the Buyer, regarding the matters set forth in Exhibit 7.2(i).

(i) Consents.  All the consents, approvals, waivers, authorizations, notices and filings that are required to be listed and are listed in Section 4.3 of the Disclosure Schedule shall have been given or obtained.

(j) Resignations.  Each director of the Transferred Companies shall have resigned from such directorship effective as of the Closing and Buyer shall have received evidence reasonably satisfactory to it to that effect.

(k) Employment and Non Competition Agreements. The Buyer shall have received Employment Agreements and Noncompetition Agreements, in each case duly executed by the Company and each of the Key Employees. No Key Employee shall have voluntarily terminated his or her employment (or been terminated for cause) by the Company, shall have revoked or terminated (or given notice of his or her intention to revoke or terminate) his or her Employment Agreement or Noncompetition Agreement or shall have become unable to perform his or her respective employment duties, in each case on or prior to the Closing.

(l) No Indebtedness.  The Buyer shall have received evidence reasonably satisfactory to it confirming that the Company has no Indebtedness except for the Lease Obligations.

(m) Reorganization.  Those aspects of the Reorganization to be effected prior to Closing shall have been effected in accordance with Section 2.10 and the Buyer shall have received evidence reasonably satisfactory to it to that effect.

Section 7.3 Conditions to the Obligations of the Sellers.  The obligation of the Sellers to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a) Representations and Warranties.  Each of the representations and warranties of the Buyer contained Section 5.1 (Organization of Buyer), 5.2 (Authorization), 5.3 (Consents and Approvals), 5.5 (Binding Effect) and 5.7 (No Financing) shall be true and correct in all respects and each of the other representations and warranties in this Agreement shall be true and correct in all material respects (except those representations and warranties qualified by “materiality” or words of similar meaning, which shall be true and correct in all respects) as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date).

(b) Covenants.  Each of the covenants and agreements of the Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c) Ancillary Agreements.  The Sellers’ Representative shall have received a copy of each Ancillary Agreement to which the Buyer is a party, duly executed and delivered by the Buyer.

(d) Certificate.  The Sellers’ Representative shall have received a certificate, signed by a duly authorized officer of the Buyer and dated the Closing Date, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; REMEDIES

Section 8.1 Survival.  The representations and warranties of the Sellers, the Company and the Buyer contained in this Agreement shall survive the Closing for the applicable period set forth in this Section or as expressly provided in Schedule G.  All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate upon the expiration of fifteen (15) months after the Closing Date, except that (i) the representations and warranties contained in Section 4.22(b) (Absence of Indebtedness) shall terminate upon the expiration of three (3) years after the Closing Date; (ii) the representations and warranties contained in Sections 4.6 (Transferred Companies; Capitalization) and 4.9 (Taxes) shall terminate upon the expiration of six (6) years after Closing Date; and (iii) the Individual Representations and the representations and warranties contained in Sections 5.1 (Organization of Buyer), 5.2 (Authorization) and 5.5 (Binding Effect) shall survive forever (the representations and warranties referred to in this clause (iii) being referred to herein as the “Longer Surviving Representations”); it being understood that, if any Claim Notice has been properly given (as provided in Section 10.2) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim becomes the subject of a Final Determination.

Section 8.2 Indemnification by the Sellers.  (a)  Subject to the provisions of this Article VIII (including the provisions of Sections 8.2(b) and 8.7), each of the Sellers severally, and not jointly nor jointly and severally, hereby agrees, from and after the Closing, to indemnify, defend and hold harmless the Buyer, its Affiliates (including, post-Closing, the Transferred Companies) and their respective Representatives and their heirs, successors and permitted assigns, each in its capacity as such (the “Buyer Indemnified Parties,” collectively with the Seller Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any damages, losses, charges, obligations, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes (without duplication, in the event that a claim for Taxes arises under both Sections 4.9 and 6.4(a)), royalties, fines, interest, penalties and reasonable costs and expenses (including reasonable fees and expenses of attorneys, accountants, consultants and other out-of-pocket expenses reasonably incurred in the investigation, preparation, defense, settlement and ongoing monitoring of any of the same or in asserting, preserving or enforcing rights under this Agreement) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, any of the Buyer Indemnified Parties, whether in respect of third-party claims, claims among the Buyer and the Sellers, or otherwise, directly or indirectly, relating to or arising out of or resulting from (i) any breach of any representation or warranty made by such Seller or the Company contained in this Agreement or any Ancillary Agreement; it being understood that, for purposes of Section 8.2(a)(i), any qualifications relating to materiality or “Material Adverse Effect” contained in such representation or warranty shall be disregarded for purposes of determining whether such representation or warranty was breached, (ii) any breach, violation or non-fulfillment of any covenant or agreement of such Seller or the Company contained in this Agreement or any Ancillary Agreement (including as to the payment, or setting aside of cash for payment, of Taxes for which the Sellers are responsible in accordance with Section 6.4(a)), or (iii) any action taken or not taken by the Sellers’ Representative or his nominee (including any failure to distribute, or error in the distribution of, the aggregate purchase price payable by Buyer under this Agreement and the Minority Purchase Agreements to the Sellers and the Minority Shareholders, whether such distribution is made by Sellers’ Representative or by LaBarge Weinstein or another nominee) or any action taken or not taken by the Buyer in reliance upon the actions taken or not taken or communications or writings given or executed by the Sellers’ Representative pursuant to Section 10.11(b). For greater certainty, notwithstanding anything to the contrary herein, no Seller shall be liable to the Buyer for any breach by another Seller of any of the Individual Representations of such other Seller or for such Seller’s Willful Misconduct or for the breach of any covenant of another Seller.

(b) The Sellers shall not be liable to indemnify the Buyer Indemnified Parties under Section 8.2(a)(i) for Losses arising from breaches of the several representations and warranties of the Company and the Sellers under Article IV hereof (the “Company Representations”) unless and until:

(i) in the case of the Company Representations other than (x) the Company Representations in Sections 4.7 (Financial Statements), 4.13 (Intellectual Property) and 4.29 (Disclosure), which are the subject to Section 8.2(b)(ii), and (y) the Company Representations in Sections 4.22(b) (Absence of Indebtedness) and 4.9 (Taxes), which shall not be subject to the following limitations, (A) each individual Loss exceeds the De Minimis, all such individual Losses being disregarded in calculating the Aggregate Indemnity Threshold or Basket; provided, however, that, if all such individual Losses that do not exceed the De Minimis in the aggregate equal or exceed the De Minimis Basket, then all such individual Losses and any others shall be included in calculating the Aggregate Indemnity Threshold or Basket, and (B) the aggregate amount of all such Losses included pursuant to clause (A) exceeds the applicable Aggregate Indemnity Threshold, in which case the Sellers shall be liable only for such Losses as are in excess of the Basket, all Losses below the Basket being for the account of the Buyer Indemnified Parties; and

(ii) in the case of the Company Representations in each of (x) Section 4.7 (Financial Statements), (y) Section 4.13 (Intellectual Property) and (z) Section 4.29 (Disclosure), (A) each individual Loss exceeds the De Minimis, all such individual Losses being disregarded in calculating the Aggregate Indemnity Threshold or Basket; provided, however, that, if all such individual Losses that do not exceed the De Minimis in the aggregate equal or exceed the De Minimis Basket, then all such individual Losses and any others shall be included in calculating the Aggregate Indemnity Threshold or Basket, and (B) the aggregate amount of all such Losses included in the calculation pursuant to clause (A) and arising from breaches of the representations and warranties under the applicable Section exceeds its applicable Aggregate Indemnity Threshold, in which case the Sellers shall be liable under such Section only for such Losses as are in excess of such Aggregate Indemnity Threshold, all Losses below the Aggregate Indemnity Threshold being for the account of the Buyer Indemnified Parties.

For the avoidance of doubt, Losses resulting from the breach by a Seller of any of its Individual Representations (which are contained in Article III) shall not be included in calculating any Aggregate Indemnity Threshold or Basket.  Notwithstanding anything to the contrary in this Agreement, except in the case of Willful Misconduct (as set forth in

Section 8.12), breach of the representations and warranties in Section 4.22(b) (Absence of Indebtedness) (it being understood that Losses resulting from a breach of the representations and warranties in Section 4.22(b) shall be borne by the Sellers in their respective Proportionate Amounts), breach of the covenants of the Company contained in Section 6.14, or as expressly provided in Schedule G, (A) the Sellers shall not have any liability or obligation to the Buyer Indemnified Parties, pursuant to the indemnification provisions of this Article VIII, or otherwise to the Buyer under this Agreement, for any Losses in excess of an amount equal to the Aggregate Indemnity Cap, and (B) the liability of each Seller for Losses under this Agreement (including for Losses arising from breach of the covenants in Section 6.4(a)) shall not exceed, in respect of any Losses, Seller’s Proportionate Amount of the aggregate amount of such Losses up to the Seller’s Proportionate Amount of the Aggregate Indemnity Cap.  For the purposes hereof, “Proportionate Amount” means, with respect to a Seller, (x) in the event of any Losses for which payment is made to Buyer from the Escrow Amount, the percentage set forth opposite the name of such Seller in Section 8.2(a)(x) of the Disclosure Schedule and (y) in the event of any other Losses or for any other purpose under this Agreement, the percentage set forth opposite the name of such Seller in Section 8.2(a)(y) of the Disclosure Schedule.  Notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 8.2(b)(A) and (B) shall not limit the liability of any Seller hereunder for such Seller’s Willful Misconduct, breach of such Seller’s Individual Representations, breach by such Seller of the representations and warranties in Section 4.22(b) (Absence of Indebtedness), breach by such Seller of its covenants contained in Section 6.14 or breach by such Seller of the provisions of the Mutual Release.

(c) The Parties agree to the provisions with respect to indemnification and other matters set forth in Schedule G.  Notwithstanding anything to the contrary in Section 6.1, the Parties agree that the Mutual Litigation Documents shall be removed from the premises and computer systems of the Company prior to Closing such that they are not retained by the Company nor received by the Buyer, the Parent or their respective Affiliates and as otherwise provided in Schedule G.

Section 8.3 Indemnification by the Buyer.  (a)  Subject to the provisions of this Article VIII, including the provisions of Section 8.3(b) and Section 8.7, the Buyer hereby agrees, from and after the Closing, to indemnify, defend and hold harmless the Sellers and their respective Representatives and their heirs, successors and permitted assigns, each in its capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third-party claims, claims among the Buyer and the Sellers, or otherwise, directly or indirectly relating to, arising out of or resulting from (i) any breach of any representation or warranty made by the Buyer or the Parent contained in this Agreement or any Ancillary Agreement for the period such representation or warranty survives, or (ii) any breach, violation or non-fulfillment of a covenant or agreement of the Buyer or the Parent contained in this Agreement or any Ancillary Agreement.

(b) The Buyer shall not be liable to indemnify the Seller Indemnified Parties under Section 8.3(a)(i) for Losses unless and until the aggregate amount of all such Losses exceeds the Aggregate Indemnity Threshold, in which case the Buyer shall be liable only for such Losses as are in excess of the Basket, all Losses below the Basket being for the account of the Seller Indemnified Parties; provided, however, that the representations and warranties contained in

Sections 5.1 (Organization of Buyer), 5.2 (Authorization) and 5.5 (Binding Effect) shall not be subject to such limitations.  Notwithstanding anything to the contrary in this Agreement, the Buyer shall not have any liability or obligation to the Seller Indemnified Parties, pursuant to the indemnification provisions of this Article VIII, or otherwise to the Sellers under this Agreement, for any Losses in excess of an amount equal to the Aggregate Indemnity Cap, except in the cases of Willful Misconduct (as set forth in Section 8.12), breach of the covenants of the Buyer and/or the Parent contained in Sections 6.4(d), 6.14, 6.15, and 6.16 (but only to the extent the applicable underlying obligation is uncapped), or breach of the provisions of the Mutual Release.

Section 8.4 Third-Party Claim Indemnification Procedures.  (a)  If any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder, is asserted against or sought to be collected from any Indemnified Party by a third party, including a Government Entity (a “Third-Party Claim”), such Indemnified Party shall promptly (but no later than three Business Days after receipt thereof) notify the Indemnifying Party in writing of such Third-Party Claim (a “Third-Party Claim Notice,” collectively with Direct Claim Notices, “Claim Notices”); provided, however, that the failure timely to give a Third-Party Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim or the quantum of such Third-Party Claim (including all interest and other penalties which may accrue as a result of such delay).  A Third-Party Claim Notice shall contain a brief summary of the facts underlying or relating to such claim to the extent then known by the Indemnified Party and a copy of any correspondence or notice received from the relevant third party and a statement that the Indemnified Party seeks indemnification for Losses relating to such Third-Party Claim.

(b) The Indemnifying Party shall have 30 days (or, assuming no delay in the delivery of the Third-Party Claim Notice by the Indemnified Party in breach of this Agreement, such lesser number of days set forth in the Third-Party Claim Notice as may be required by any Government Entity, court proceeding or regulatory inquiry or investigation) after receipt of the Third-Party Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim unless the Third Party Claim involves criminal liability; it being understood that, by assuming the defense of a Third-Party Claim, the Indemnifying Party shall acknowledge its obligation to indemnify the Indemnified Party with respect to all Losses imposed on, sustained, incurred or suffered by, or asserted against the Indemnified Party in respect of such Third-Party Claim (subject only to the limitations contained in this Article VIII and any amounts actually recovered as contemplated by Section 8.8(a)).  If an Indemnifying Party is determined to have ultimately had an obligation to defend a Third-Party Claim, then all Losses sustained, incurred or suffered by the Indemnified Party in defending such Third-Party Claim prior to the assumption of such defense by the Indemnifying Party shall be reimbursed by the Indemnifying Party, subject to Section 8.4(a).  If an Indemnifying Party is determined to not have ultimately had an obligation to defend a Third-Party Claim, then all Losses sustained, incurred or suffered by the Indemnifying Party in connection with such defense after its assumption of such defense shall be reimbursed by the Indemnified Party, subject to the limitations contained in this Agreement.

(c) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the

Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings, with counsel selected by the Indemnifying Party that is reasonably satisfactory to the Indemnified Party, at the expense of the Indemnifying Party.  Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to reasonably participate in any such defense; provided, however, that such participation does not materially interfere with or compromise such defense, including the opportunity to reasonably participate in any discussions or correspondence with any Government Entity, and to employ separate counsel of its choosing.  The Indemnified Party shall participate in any such defense at its own expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and counsel to the Indemnified Party shall have reasonably concluded, based on advice of legal counsel, that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or the availability to the Indemnified Party of one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect thereof, or (ii) the Indemnified Party assumes the defense of a Third-Party Claim after the Indemnifying Party has failed to diligently pursue a Third-Party Claim it has assumed, as provided in Section 8.4(d).

(d) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) is not entitled to defend the Third-Party Claim as provided in Section 8.4(c) or (iii) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend diligently such Third-Party Claim within 10 Business Days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right, but not the obligation, to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim.

(e) Whether or not the Indemnifying Party shall have assumed defense of a Third-Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to the entry of judgment, admit any liability with respect to, settle, compromise, discharge or offer to settle, compromise or discharge any Third-Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Law, of a violation of the rights of any Person by the Indemnified Party or any of its Affiliates or that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (iii) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party or anything less than a complete release being provided to the Indemnified Party and its Affiliates.  The Indemnified Party agrees to take all steps necessary to implement the settlement of any Third Party Claim to which it has consented in accordance with this Section 8.4(e).

(f) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access during regular business hours to each other’s relevant business books, records and other documents, and employees; provided, however, that such cooperation shall not unreasonably interfere with the business or operations of the providing party to a greater extent than as resulting from such litigation.  All reasonable Losses sustained, incurred or suffered by the Indemnified Party in connection with responding to, complying with or satisfying the Indemnifying Party’s requests for cooperation shall be promptly reimbursed by the Indemnifying Party; provided, however, that the Indemnified Party shall use all reasonable measures to minimize such Losses.  If the Indemnifying Party disputes the amount of, or otherwise refuses or fails to reimburse, any such Losses that the Indemnified Party has incurred and for which the Indemnified Party has sought reimbursement from the Indemnifying Party, the Indemnified Party shall continue providing reasonable cooperation with respect to the defense of the relevant Third-Party Claim until such dispute has become the subject of a Final Determination after which point the Indemnified Party and the Indemnifying Party may resolve the dispute regarding any reimbursable Losses that have not been paid by the Indemnifying Party in accordance with the procedures set forth in Section 8.5.

(g) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 8.5 Direct Claims.  (a)  If an Indemnified Party wishes to make a claim for indemnification hereunder for Losses that do not result from a Third-Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim (a “Direct Claim Notice”), including a brief summary of the facts underlying or related to such claim to the extent then known by the Indemnified Party and a statement that the Indemnified Party seeks indemnification for Losses relating to such claim.  The Indemnifying Party shall have a period of 30 days within which to investigate and respond to such Direct Claim and the Indemnified Party shall reasonably cooperate with such investigation and response.

(b) If the Indemnifying Party accepts a Direct Claim or does not respond within such 30-day period, the Indemnifying Party will be deemed to have accepted the Direct Claim and to have conclusively acknowledged its obligation to indemnify the Indemnified Party with respect to all Losses imposed on, sustained, incurred or suffered by, or asserted against the Indemnified Party in respect of such Direct Claim.  If the Indemnifying Party accepts or is deemed to accept the Direct Claim within 30 days after the date of such acceptance, it shall pay (or, if the Indemnifying Party is the Sellers, the Sellers’ Representative shall instruct the Escrow Agent to pay) the amount of Losses (if any) specified in the Direct Claim Notice for which the Indemnifying Party has accepted indemnification at that time (which amount shall not be conclusive of the final amount of such Direct Claim).

(c) If the Indemnifying Party rejects all or any part of the Direct Claim or does not respond within the 30-day period after the date of the Direct Claim Notice, or any Losses are not paid in accordance with Section 8.5(b), the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute on the Direct Claim during the 30-day period following the delivery of a response reflecting such dispute or the expiry of the 30-day notice period, as the case may be.  If the dispute is not resolved within such 30-day period, the

Indemnifying Party and the Indemnified Party shall be entitled to seek enforcement of its indemnification right under this Article VIII in accordance with Section 10.9.

Section 8.6 Claim Notices.  A Claim Notice shall state the estimated amount of Losses (which estimate shall not be conclusive of the final amount of such claim) that the Indemnified Party believes it has sustained, incurred or suffered with respect to any Third-Party Claim or Direct Claim and identify the representations and warranties of the Indemnifying Party that the Indemnified Party believes were breached or otherwise identify the bases upon which the Indemnified Party believes that it is entitled to indemnification (which bases shall not be conclusive of the final determination of liability for indemnification).

Section 8.7 Incidental and Consequential Damages.  Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that Losses shall not include any incidental, consequential, punitive, special and indirect damages, including any lost profits or diminution of value.

Section 8.8 Adjustments to Losses.  (a) Insurance.  In calculating the amount of any Losses, the proceeds actually received by an Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person in each case relating to the Third-Party Claim or the Direct Claim, net of any actual costs, expenses or premium increases incurred in connection with securing or obtaining such proceeds, shall be deducted from such Losses.  The Indemnified Parties and their Affiliates shall use commercially reasonable efforts to assert any rights or make any claim or demand under any insurance policy relating to any Third-Party Claim or Direct Claim or any occurrence, claim or Losses that results in or would reasonably be expected to result in a payment by or on behalf of an Indemnifying Party under this Article VIII.  The Indemnifying Party shall be entitled to be subrogated to any rights of an Indemnified Party.  Upon request, the Indemnified Parties shall provide the Indemnifying Party with copies of all of the Indemnified Parties’ and their Affiliates’ insurance policies.

(b) Taxes.  In calculating the amount of any Losses, any tax benefits which are realized by an Indemnified Party relating to such Losses (other than such tax benefits to the Company as are entitled to be received by, and are remitted to, the Sellers hereunder) shall be deducted from such Losses.

(c) Purchase Price Adjustment.  In calculating the amount of any Losses for which any Buyer Indemnified Party is entitled to indemnification hereunder, the amount of any reserve or other negative provision reflected in the Closing Date Working Capital Statement related to such Losses shall be deducted and, in the event that such amount or negative provision is greater than the amount of the Losses, any other Losses incurred by an Indemnified Party under any provision of this agreement shall be reduced by such excess.

(d) Reimbursement.  If an Indemnified Party or any of its Affiliates recovers an amount from a third party in respect of Losses that are the subject of indemnification hereunder after all or a portion of such Losses have been paid by an Indemnifying Party pursuant to this Article VIII, the Indemnified Party shall promptly remit to the Indemnifying Party (or, if the Indemnifying Party is the Sellers, and if the escrow is still in effect, the Escrow Agent) the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Losses (or, if the Sellers are the Indemnifying Party, any amount paid by the Escrow Agent pursuant to the Escrow Agreement), plus the amount actually received from the third party in respect thereof, less (ii) the full amount of Losses.

Section 8.9 Payments.  The Indemnifying Party shall pay (or, if the Indemnifying Party is the Sellers, the Sellers’ Representative shall instruct the Escrow Agent to pay) all amounts payable pursuant to this Article VIII by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for Losses that are the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Losses, in which event it shall so notify the Indemnified Party.  In any event, the Indemnifying Party shall pay (or, if the Indemnifying Party is the Sellers, the Sellers’ Representative shall instruct the Escrow Agent to pay) to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than five Business Days following any Final Determination of such Losses and the Indemnifying Party’s liability therefor.  A “Final Determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a Government Entity of competent jurisdiction shall have entered a final and binding order or judgment, or (iii) an arbitration or like panel shall have rendered a final and binding determination or award with respect to disputes the parties have agreed to submit thereto.

Section 8.10 Characterization of Indemnification Payments.  To the extent allowed under applicable Law, all payments made by or on behalf of an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 8.2 (including Schedule G) or 8.3 hereof shall be treated as adjustments to the Purchase Price for Tax purposes.

Section 8.11 Effect of Waiver of Condition. Neither the Buyer’s nor the Sellers’ right to indemnity pursuant to this Article VIII shall be adversely affected by its waiver of a condition to Closing set forth in Article VII, unless such party makes clear by the terms of its waiver that it is foreclosing its right to indemnity with respect to the matter that is the subject of the waiver.

Section 8.12 Exclusive Remedy.  (a) The remedies expressly provided in this Article VIII shall constitute the sole and exclusive basis for and means of recourse of the Buyer and the Sellers and their respective Indemnified Parties with respect to the subject matter of this Agreement, provided that any Losses arising out of or resulting from fraud, intentional misrepresentation or willful breach of any provision of this Agreement with the intent to avoid the obligations under this Agreement (including the post-closing obligations contained in Sections 6.4(d), 6.14, 6.15, and 6.16, and the provisions of the Mutual Release), in each case by any Seller, the Company or the Buyer, as the case may be, or its Indemnified Parties (collectively, “Willful Misconduct”), shall be subject to Section 8.12(b).

(b) (i) Losses resulting from Willful Misconduct of the Transferred Companies shall not be subject to any limitations on amounts pursuant to Section 8.2 (including Schedule G) or time pursuant to Section 8.1 and, notwithstanding Section 8.15, the Buyer shall be entitled to recover such Losses from the Sellers in their respective Proportionate Amounts in the event that the Escrow Amount is fully depleted and (ii) Losses resulting from Willful Misconduct of a Seller shall not be subject to any limitations on amounts or time and, notwithstanding Section 8.15, the

Buyer shall be entitled to recover such Losses from the applicable Seller in the event that such Seller’s Proportionate Amount of the Escrow Amount is fully depleted.  Notwithstanding anything to the contrary herein, the indemnification provisions of this Article VIII may not be relied upon by any Indemnified Party in respect of any Losses that are shown in a Final Determination to have resulted from the Willful Misconduct of that Indemnified Party.

Section 8.13 One Recovery.  Any Indemnified Party shall not be entitled to double recovery for any Losses even though they may have resulted from the breach of more than one of the representations, warranties, agreements and covenants made by the Indemnifying Party in this Agreement.

Section 8.14 Duty to Mitigate.  Nothing in this Agreement shall in any way restrict or limit the general obligation at Law of an Indemnified Party to mitigate any Losses which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, agreement or covenant of the Indemnifying Party under this Agreement.

Section 8.15 Limit of Claims to Escrow Amount.  Except as otherwise expressly provided in this Article VIII and except in the event of Willful Misconduct, Uncapped Losses and breaches of a Longer Surviving Representation, the Buyer Indemnified Parties’ sole and exclusive recourse to recover any amounts due pursuant to Article VIII shall be solely to the Escrow Amount.  In the event of Willful Misconduct, an Uncapped Loss or a breach of a Longer Surviving Representation, the Buyer shall first seek to recover the related Losses from the Escrow Amount and, only to the extent that the Escrow Amount has been paid to Sellers and the amount withheld under the Escrow Agreement is insufficient to cover such Losses, then from the Sellers or the applicable Seller, as the case may be.

ARTICLE IX

TERMINATION

Section 9.1 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of the Buyer and the Sellers’ Representative;

(b) by either the Buyer or the Sellers, by giving written notice of such termination to the Sellers’ Representative (in the case of the Buyer) or to the Buyer (in the case of the Sellers), if the Closing shall not have occurred on or prior to December 15, 2010 (the “Termination Date”) so long as the terminating party is not in material breach of its obligations under this Agreement;

(c) by the Buyer, by giving five days’ written notice of such termination to the Sellers’ Representative, so long as the Buyer is not in material breach of its obligations under this Agreement, if any condition set forth in Section 7.1 or Section 7.2 (other than in respect of Section 7.2(a)) shall have become incapable of satisfaction on or prior to the Termination Date;

(d) by the Sellers, by giving five days’ written notice of such termination to the Buyer, so long as the Sellers are not in material breach of their obligations under this Agreement, if any condition set forth in Section 7.1 or Section 7.3 (other than in respect of Section 7.3(a)) shall have become incapable of satisfaction on or prior to the Termination Date; or

(e) by either the Buyer or the Sellers, by giving written notice of such termination to the Sellers’ Representative (in the case of the Buyer) or to the Buyer (in the case of the Sellers), if the Closing shall not have occurred on or prior to the 10th Business Day following the satisfaction of all the conditions set forth in Article VI as a result of any action or inaction by the Sellers or the Buyer, as the case may be, in breach of its obligations under this Agreement.

Section 9.2 Liquidated Damages.  In the event that the Buyer or the Sellers shall have terminated this Agreement pursuant to Section 9.1(c), (d) or (e), as applicable, as a result of the material breach by any of the Sellers or the Company, on the one hand or the Buyer, on the other hand, of its or their obligations under this Agreement, then the Company or the Buyer, as the case may be, shall pay to the terminating party or parties an aggregate fee in Canadian Dollars equal to four percent (4%) of the Purchase Price (the “Break Fee”) by wire transfer of immediately available funds no later than five Business Days after such termination.  Each of the Parties acknowledges that the agreements contained in this Section are an integral part of the transactions contemplated hereby and that, without such agreements, the other Parties would not enter into this Agreement.  The Parties agree, on behalf of themselves and their respective Affiliates, that (a) any payment required to be made pursuant to this Section shall be in full satisfaction of any claims hereunder relating to such termination, shall represent liquidated damages and not a penalty and shall be the sole and exclusive remedy of the Sellers or the Buyer, as the case may be, and their Affiliates against any other Party for any Losses suffered as a result of the failure of the transactions contemplated hereby to be consummated; provided, however, that any such payment shall not relieve a Party from liability for any additional Losses suffered by the Company or the Buyer, as the case may be, as a result of any Willful Misconduct by such Party; and (b) except as provided in the proviso to clause (a) of this Section, upon payment of the Break Fee in accordance herewith, no Party, nor any of its Affiliates, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.  Notwithstanding the foregoing, in the event that the Buyer or the Sellers, as the case may be, shall fail to pay the Break Fee when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to LIBOR plus 200 basis points, and in such event such Party shall also pay all costs and expenses (including attorneys’ fees) incurred by the terminating party or parties in connection with efforts to collect the Break Fee.

ARTICLE X

MISCELLANEOUS

Section 10.1 Specific Performance.  The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with Section 10.10.  Each of the Parties hereby waives (i) any defenses in any such action, suit or proceeding for an injunction or specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.  If, prior to the Termination Date, any Party institutes an action, suit or proceeding to enforce specifically the performance of the terms and provisions hereof by any other Party, the Termination Date shall automatically be extended by (i) the amount of time during which such action, suit or proceeding is pending, plus 20 Business Days or (ii) such other time period established by the New York Court presiding over such action, suit or proceeding.

Section 10.2 Notices.  All notices and communications required or permitted to be given hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile or email; provided, however, that the facsimile or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To the Buyer:

c/o j2 Global Communications, Inc.
6922 Hollywood Blvd., Suite 500
Los Angeles, CA 90028
Telephone: 323-860-9276
Fax: 323-843-5390
Email: legal@j2global.com
Attn: Legal Department

With a copy to:

Osler, Hoskin & Harcourt LLP Suite 1900, 340 Albert Street Ottawa, Ontario, Canada K1R 7Y6 Telephone: (613) 787-1060 Fax: (613) 235-2867
Email: ewalker@osler.com
Attn: Elizabeth Walker

Sullivan & Cromwell LLP 1888 Century Park East, Suite 2100 Los Angeles, CA 90067 Telephone: (310) 712-6600 Fax: (310) 712-8800 Email: brownp@sullcrom.com Attn: Patrick S. Brown

To the Sellers’ Representative, the Sellers or the Company:

Joseph Abdul-Nour c/o LaBarge Weinstein Professional Corporation Ottawa, Ontario, Canada K2K 3H4 Telephone: (613) 599-9600 Fax: (613) 599-0018 Email: md@lwlaw.com Attn: Michael Dunleavy

With a copy to:

LaBarge Weinstein Professional Corporation 515 Legget Drive, Suite 800 Ottawa, Ontario, Canada K2K 3H4 Telephone: (613) 599-9600 Fax: (613) 599-0018 Email: md@lwlaw.com Attn: Michael Dunleavy

Section 10.3 Amendment; Waiver.  Any provision of this Agreement may be amended or waived by an instrument in writing signed, in the case of an amendment, by the Buyer and Sellers’ Representative, or in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.4 No Assignment or Benefit to Third Parties.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns.  Subject to the provisions of Sections 2.9 and 2.10, no Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the Buyer (in the case of the Sellers) or the Sellers’ Representative (in the case of the Buyer).  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Buyer, the Sellers, the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 10.5 Entire Agreement.  This Agreement (including all Annexes, Schedules and Exhibits hereto) and the Ancillary Agreements contain the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters (including the letter of intent between the Company and the Buyer dated as of November 9, 2010), except for the Confidentiality Agreements, which shall remain in full force and effect until the Closing.

Section 10.6 Fulfillment of Obligations.  Any obligation of a Party to any other Party under this Agreement, or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 10.7 Public Disclosure.  Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any stock exchange upon which the securities of a Party are listed (“Required Disclosure”), together with any press release containing no information beyond that included in the Required Disclosure, from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement unless specifically approved in advance by the Buyer and the Sellers’ Representative.

Section 10.8 Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses; provided, however, that all such costs and expenses incurred by the Sellers prior to the Closing shall be borne by the Company.

Section 10.9 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ONTARIO and the federal laws of Canada applicable therein, including with respect to the awarding and fixing of costs as between parties in the event of a dispute, without regard to any conflict of laws provisions.

Section 10.10 Jurisdiction and Venue.  Each Party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York court sitting in the City of New York (the “Chosen Courts”) for the purposes of any action, suit or proceeding arising out of or relating to this Agreement or the Escrow Agreement or out of the transactions contemplated hereby; it being understood that, with respect to the Escrow Agreement, this provision shall only apply to the extent that any action, suit or proceeding arising out of or relating to the Escrow Agreement or out of the transactions contemplated thereby relates to a dispute between or among one or more of the parties hereto (and not between a party hereto and the Escrow Agent).  Each Party agrees that service of any process, summons, notice or document by personal delivery, by registered mail, or by a recognized international express delivery service to such Party’s respective address set forth in Section 10.1 (as such address may be changed by notice delivered pursuant to such Section) shall be effective service of process for any action, suit or proceeding in the applicable Chosen Court with respect to any matters to which it has submitted to jurisdiction in this Section.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the applicable Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.11 Sellers’ Representative.  (a)  Each of the Parties agrees and acknowledges that Joseph Abdul-Nour (and any successor appointed to act on his behalf in accordance with Section 10.11(c)) is hereby appointed, authorized and empowered to act as the sole and exclusive representative of the Sellers (the “Sellers’ Representative”), and as each Seller’s true and lawful attorney and agent, with full power of substitution, to do in the name of and on behalf of such Seller anything that such Seller may lawfully do in connection with the matters contemplated by this Agreement and the Ancillary Agreements (other than in respect of a breach or alleged breach of any Individual Representations and/or individual covenants of such Seller), and the Sellers’ Representative has duly accepted such appointment.  The Sellers hereby agrees that they shall be bound by any and all actions taken on their behalf by the Sellers’ Representative.  In furtherance of the foregoing, the Sellers’ Representative is hereby authorized and empowered to bind each of the Sellers to the terms and conditions of the Escrow Agreement, and the Sellers hereby agree that, upon execution of the execution of the Escrow Agreement by the Sellers’ Representative, each of the Sellers shall be bound by the terms and conditions contained therein.

(b) The Buyer shall be entitled to rely exclusively upon any communications or writings given or executed by the Sellers’ Representative in respect of any matter described herein for which the Sellers’ Representative is authorized to act on behalf of the Sellers and the Buyer (and, where applicable, Joseph Abdul-Nour) shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Sellers’ Representative.  The Buyer shall be entitled to disregard any notices or communications given or made by any Seller unless given or made through the Sellers’ Representative; provided, however, that the Buyer shall promptly forward a copy thereof to the Sellers’ Representative.

(c) In the event of the death of the Sellers’ Representative or his inability or unwillingness to perform his functions hereunder, the Sellers shall jointly inform the Buyer in writing of a substitute representative.  The Sellers’ Representative may be removed and replaced by the Sellers jointly by notice in writing to the Buyer and the Sellers’ Representative.

Section 10.12 Reorganization Parties.  Each of the Reorganization Parties shall be deemed to (a) give each of the representations and warranties given by its related Reorganization Parties contained in this Agreement or in any Ancillary Agreement, jointly and severally with such other Reorganization Parties, (b) make each of the covenants or agreements made by such other Reorganization Parties contained in this Agreement or in any Ancillary Agreement, jointly and severally with such other Reorganization Parties, and (c) be liable for any breach of any such representation or warranty, any breach, violation or non-fulfillment of any such covenant or agreement and as otherwise set forth in Article VIII, jointly and severally with, and to the same extent as, such other Reorganization Parties.

Section 10.13 Shareholders Agreement.  Each of the Sellers hereby consents to the termination of the Shareholders Agreement pursuant to Section 9.1 thereof effective upon the Closing and hereby agrees that, upon the completion of the Closing, all of the terms and conditions of the Shareholders Agreement shall be null and void and of no further force and effect.  Further, each of the Sellers agrees that any consent or approval required pursuant to the Shareholders Agreement in order to complete the transactions contemplated hereby and by the Minority Purchase Agreements are hereby given and that any restrictions on transfer of Shares contained in the Shareholders Agreement shall not apply in respect of the purchase and sale of shares pursuant to this Agreement or pursuant to the Minority Purchase Agreements and, for greater certainty, each of the Sellers hereby agrees that the Right of First Offer pursuant to Section 5.6(a) of the Shareholders Agreement shall not apply in respect of the purchase and sale of shares pursuant to this Agreement or pursuant to the Minority Purchase Agreements and such Seller hereby waivers any right that he, she or it may, shall or does have to receive notice thereof.

Section 10.14 Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or pdf), each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 10.15 Headings.  The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.16 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

PRINCE ACQUISITION CORP.

By:                /s/ Jeffrey D. Adelman
Name:  Jeffrey D. Adelman
Title:  President and Secretary

J2 GLOBAL COMMUNICATIONS, INC.
(solely for purposes of Section 6.16)

By:                   /s/ R. Scott Turicchi
Name:  R. Scott Turicchi
Title:  President

PROTUS IP SOLUTIONS INC.

By:     /s/ Joseph Abdul-Nour
Name:  Joseph Abdul-Nour
Title:  Chief Executive Officer

JOSEPH ABDUL-NOUR

                /s/ Joseph Abdul-Nour

THE JOSEPH ABDUL-NOUR FAMILY TRUST, by its trustees

By:                /s/ Joseph Abdul-Nour
Name:  Joseph Abdul-Nour

By:                /s/ Wissam Abdul-Nour
Name:  Wissam Abdul-Nour

[Signature Page to Majority Share Sale and Purchase Agreement]

7705239 CANADA INC.

By:              /s/ Joseph Abdul-Nour
Name:  Joseph Abdul-Nour
Title:  President

SIMON NEHME

                /s/ Simon Nehme

THE SIMON NEHME FAMILY TRUST, by its trustees

By:                 /s/ Simon Nehme
Name:  Simon Nehme

By:               /s/ [illegible]
Name:  [illegible]

7705271 CANADA INC.

By:                 /s/ Simon Nehme
Name:  Simon Nehme
Title: President

STEPHEN ADAMS

            /s/ Steve Adams

RUDY RICHMAN

              /s/ Rudy Richman

[Signature Page to Majority Share Sale and Purchase Agreement]

THOMAS MARTIN

             /s/ Thomas Martin

BMO CAPITAL CORPORATION

By:             /s/ Eric K. Ehgoetz
Name:  Eric K. Ehgoetz
Title:  Managing Director

JAYVEE & CO., IN TRUST FOR BUSINESS, ENGINEERING, SCIENCE & TECHNOLOGY DISCOVERIES FUND INC.

By:                  /s/ Marilyn Burns
Name:  Marilyn Burns
Title:  Partner

EDGESTONE CAPITAL VENTURE FUND NOMINEE, INC.

By:                 /s/ Derek Snytz
Name:  Derek Snytz
Title:  Executive Vice President

EDGESTONE CAPITAL VENTURE FUND, L.P.

By:                 /s/ Derek Snytz
Name:  Derek Snytz
Title:  Executive Vice President

COVINGTON VENTURE FUND INC.

By:                 /s/ Matthew Hall
Name:  Matthew Hall
Title:  Vice President

[Signature Page to Majority Share Sale and Purchase Agreement]

COVINGTON STRATEGIC CAPITAL FUND INC.

By:                /s/ Matthew Hall
Name:  Matthew Hall
Title:  Vice President

MOSAIC VENTURE PARTNERS II LIMITED PARTNERSHIP, by its general partner 1369904 Ontario Inc.

By:                /s/ Vernon Lobo
Name:  Vernon Lobo
Title:  Managing Director

CELTIC HOUSE VENTURE PARTNERS FUND IIA LP

By:               /s/ [illegible]
Name:  [illegible]
Title:  [illegible]

ARDESIC CORPORATION

By:               /s/ [illegible]
Name:  [illegible]
Title:  [illegible]

*           Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K under the Exchange Act.  j2 Global Communications, Inc. agrees to furnish a supplemental copy of any omitted schedule to the Securities and Exchange Commission upon request.

[Signature Page to Majority Share Sale and Purchase Agreement]